                                                                     EXHIBIT 2.1





                    ASSET PURCHASE AND CONTRIBUTION AGREEMENT

                                      among

                                PDVSA V.I., Inc.

                                       and

                          HESS OIL VIRGIN ISLANDS CORP.

                                       and

                                 HOVENSA L.L.C.



                          Dated as of October 26, 1998
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                                TABLE OF CONTENTS

                                                                            Page

                    ARTICLE I - DEFINITIONS AND INTERPRETATION

1.1.  Definitions............................................................1
1.2.  Interpretation.........................................................1

                             ARTICLE II - THE CLOSING

2.1.   Purchase and Sale of Refinery Assets..................................2
2.2.   Contributions to the Company..........................................3
2.3.   Excluded Assets.......................................................3
2.4.   Retained Liabilities and Assumed Liabilities of the Company...........4
2.5.   Purchase and Sale of Current Assets...................................4
2.6.   Related Agreements....................................................6
2.7.   Allocation of Purchase Price..........................................6

              ARTICLE III - REPRESENTATIONS AND WARRANTIES OF HOVIC

3.1.   Due Organization, Good Standing and Power.............................7
3.2.   Authorization and Validity of Agreements..............................7
3.3.   Absence of Conflicts..................................................7
3.4.   Financial Statements; No Material Adverse Change......................8
3.5.   Title to Assets; Maintenance, Operation and Sufficiency of Assets.....8
3.6.   Zoning and Land Use...................................................9
3.7.   Contracts............................................................10
3.8.   Proceedings..........................................................10
3.9.   Compliance with Legal Requirements and Permits.......................11
3.10.  Permits..............................................................11
3.11.  Intellectual Property................................................11
3.12.  Employee Relations...................................................12
3.13.  Employee Benefit Plans...............................................12
3.14.  Refinery Capacity....................................................14
3.15.  Taxes................................................................15
3.16.  Spare Parts, Supplies, Catalysts and Precious Metals; Inventory......15
3.17.  Current Assets and Liabilities.......................................15
3.18.  Environmental Matters................................................15
3.19.  Ownership of HOVIC...................................................17
3.20.  Access to Documentation..............................................17
3.21.  Finders and Brokers..................................................17

                  ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PDVSA V.I.

4.1.   Due Organization, Good Standing and Power............................17


                                      (i)
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                                                                            Page

4.2.   Authorization and Validity of Agreements.............................18
4.3.   Absence of Conflicts.................................................18
4.4.   Ownership of PDVSA V.I...............................................18
4.5.   Ownership of Assets..................................................19
4.6.   Financial Statements; No Material Adverse Change.....................19
4.5.   Finders and Brokers..................................................19

                      ARTICLE V - COVENANTS PRIOR TO CLOSING

5.1.   Conduct of the Refinery Business Pending the Closing.................20
5.2.   Further Actions......................................................22
5.3.   Right of Access......................................................22
5.4.   Casualty or Condemnation Loss........................................22
5.5.   No Additional Representations........................................23
5.6.   Amendments to Schedules; Further Financial Statements................24
5.7.   Delivery of Guarantees...............................................24
5.8.   No Other Transactions................................................24

                        ARTICLE VI - CONDITIONS PRECEDENT

6.1.   Conditions Precedent to Obligations of Each Party....................25
6.2.   Conditions Precedent to Obligations of PDVSA V.I.....................27
6.3.   Conditions Precedent to Obligations of HOVIC.........................27

                            ARTICLE VII - TERMINATION

7.1.   General..............................................................28
7.2.   No Liabilities in Event of Termination...............................28

                  ARTICLE VIII - COVENANTS SUBSEQUENT TO CLOSING

8.1.   Transfer and Access to Books and Records.............................29
8.2.   Further Documents....................................................29
8.3.   Proceedings..........................................................30
8.4.   Shared Contracts.....................................................30
8.5.   Transition Matters...................................................30
8.6.   Encumbrances.........................................................30
8.7.   Hess Names...........................................................31

      ARTICLE IX - PERSONNEL, EMPLOYMENT, ARRANGEMENTS AND EMPLOYEE BENEFITS

9.1.   Transferred Employees................................................31
9.2.   General Benefits Provisions..........................................31
9.3.   Pension Plan.........................................................32
9.4.   Defined Contribution Plan............................................33



                                      (ii)
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                                                                            Page


9.5.   Medical and Welfare Benefits for Transferred Employees...............34
9.6.   Accrued Vacation.....................................................35
9.7.   Employment Agreements................................................35
9.8.   Pension Restoration Plan.............................................35
9.9.   Collective Bargaining Agreements and Third Party Personnel Contracts.35
9.10.  Long-Term Incentive Plans............................................36
9.11.  Cafeteria Plan.......................................................36
9.12.  Severance Policy.....................................................36

                           ARTICLE X - INDEMNIFICATION

10.1.  Indemnification by the Company.......................................37
10.2.  Indemnification by HOVIC.............................................37
10.3.  Indemnification by PDVSA V.I.........................................37
10.4.  Further Indemnification by HOVIC.....................................37
10.5.  Further Indemnification by PDVSA V.I.................................38
10.6.  Interpretation.......................................................38
10.7.  Defense of Claims....................................................39
10.8.  Coordination of Indemnification Rights...............................40
10.9.  Survival of Representations and Warranties; Subrogation..............40
10.10. Limitation on Liability..............................................40
10.11  Management of Pre-Closing Environmental Liabilities..................43
10.1.  Surface Impoundments.................................................45

                            ARTICLE XI - MISCELLANEOUS

11.1.  Payment of Certain Taxes and Expenses................................46
11.2.  Costs of Transfers; Expenses; RCRA Assurance.........................48
11.3.  Waste Removal........................................................49
11.4.  Notices..............................................................49
11.5.  Press Releases.......................................................51
11.6.  Entire Agreement.....................................................51
11.7.  Third-Party Rights...................................................51
11.8.  Bulk Transfers Law...................................................51
11.9.  Assignability........................................................51
11.10.  Waiver and Amendment................................................51
11.11.  Counterparts........................................................52
11.12.  Governing Law; Submission to Jurisdiction; Appointment of Agent for
        Service of Process..................................................52


                                     (iii)
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                                      (iv)
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                                      (v)
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                                      (vi)
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                    ASSET PURCHASE AND CONTRIBUTION AGREEMENT

            ASSET PURCHASE AND CONTRIBUTION AGREEMENT (the "Agreement"), dated as of October 26, 1998, among PDVSA V.I., Inc., a U.S. Virgin Islands corporation ("PDVSA V.I."), Hess Oil Virgin Islands Corp., a U.S. Virgin Islands corporation ("HOVIC"), and HOVENSA L.L.C., a U.S. Virgin Islands limited liability company (the "Company") (each, a "Party" and, collectively, the "Parties").


                                    RECITALS

            WHEREAS, the Company was formed by HOVIC, a wholly-owned subsidiary of Amerada Hess Corporation, a Delaware corporation, and PDVSA V.I., a wholly-owned subsidiary of Petroleos de Venezuela, S.A., a Venezuelan corporation;

            WHEREAS, the Company desires to own, and HOVIC and PDVSA V.I. desire to transfer or cause to be transferred to the Company, the Assets;

            WHEREAS, in order to effect such transfer, PDVSA V.I. desires to purchase, and HOVIC desires to transfer or cause to be transferred to PDVSA V.I., a 50% undivided interest in the Assets, which interest, together with HOVIC's remaining interest, will be transferred to the Company pursuant to the terms hereof;

            WHEREAS, upon such transfer, the Company desires to purchase and HOVIC desires to sell to the Company the inventory and other net working capital required for the Company's initial operations, and the Company is willing to assume certain liabilities and obligations of HOVIC; and

            WHEREAS, the Parties desire for the Company, subject to the terms and conditions set forth herein, to obtain financing for and to undertake and complete the Coker Project.

            NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:


                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

            1.1. Definitions . Unless the context shall otherwise require, terms used and not defined herein shall have the meanings assigned to them in the Glossary attached hereto, which is hereby incorporated in the terms of this Agreement.

            1.2. Interpretation. In this Agreement and in the Schedules, Exhibits, Annexes and Appendices hereto:

            (a) the Table of Contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

            (b) unless otherwise specified, references to Articles, Sections, clauses, Schedules, Exhibits, Annexes and Appendices are references to Articles, Sections and clauses of, and Schedules, Exhibits, Annexes and Appendices to, this Agreement;

            (c) references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein; and

            (d) references to any Party to this Agreement or any other document or agreement shall include its successors and permitted assigns.


                                   ARTICLE II

                                   THE CLOSING

            Subject to the prior or simultaneous satisfaction (or waiver) of the conditions precedent specified in Article VI, the closing of the transactions provided for in this Agreement (the "Closing") shall be held at the offices of Amerada Hess Corporation, 1185 Avenue of the Americas, New York City and at the offices of Sullivan & Cromwell, 375 Park Avenue, New York City, on October 30, 1998 or on such other date as may be agreed to in writing by the Parties (the "Closing Date"). The Closing shall be deemed to occur at 11:59:59 p.m. St. Croix, U.S. Virgin Islands time (the "Effective Time") on the Closing Date. Each of the Parties hereby agrees that the following actions shall occur and be effective at and as of the Effective Time.

            2.1. Purchase and Sale of Refinery Assets. On the terms and subject to the conditions and limitations set forth in this Agreement, on the Closing Date PDVSA V.I. shall pay to HOVIC $62,500,000 by wire transfer in immediately available funds to such account at a New York City bank as shall be identified by HOVIC in writing at least three (3) Business Days prior to Closing, and shall deliver to HOVIC the Note and the Contingency Amount Note, and shall assume (until re-assumed by the Company pursuant to Section 2.4(a)) one quarter of the HOVIC Fixed Debt Liability on a non-recourse basis, as payment for, and HOVIC shall deliver to PDVSA V.I., a 50% undivided interest in all of HOVIC's right, title and interest in and to all assets (of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located), businesses, Contracts and Permits (to the extent described in (f) or
(g) below) used or necessary in connection with the operation of the Facilities and the businesses conducted thereon, including all of HOVIC's right, title and interest in and to the following (collectively, the "Assets"):

            (a) the Real Property Assets described on Schedule 2.1(a);

            (b) the Equipment described, as of the date hereof, on Schedule 2.1(b);

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            (c) the Pipelines;

            (d) the Easements;

            (e) the customer lists, vendor lists, catalogs, sales promotion literature and advertising materials used or necessary for the conduct of the Refinery Business and, to the extent not subject to confidentiality restrictions with third parties, specifications, designs, drawings and quality control data related thereto;

            (f) to the extent assignable to the Company without any Consent or Filing or assignable to the Company pursuant to Consents or Filings duly obtained or effected at or prior to the Effective Time, the Contracts (other than the Shared Contracts) used or necessary for the conduct of the Refinery Business and to which HOVIC is a party, including the Material Contracts listed on Schedule 2.1(f) (other than those of such Contracts designated on Schedule 2.1(f) or specified in Section 2.3 as not being assigned pursuant to this Agreement) and all warranties and guarantees, express or implied, existing for the benefit of HOVIC in connection with the Equipment;

            (g) to the extent transferable to the Company without any Consent or Filing or transferable to the Company pursuant to Consents or Filings duly obtained or effected at or prior to the Effective Time, the Permits held by HOVIC which are used or necessary for the conduct of the Refinery Business (including the development, use, maintenance or occupation of the Real Property Assets) other than sales and use tax permits and franchise or income tax registrations;

            (h) the spare parts recorded on the books of HOVIC as noncurrent assets;

            (i) all books, records, files, maps, analyses, forecasts, long range plans and other data relating to the Assets and the Refinery Business used or necessary for the conduct of the Refinery Business by the Company after the Closing (the "Books and Records"); and

            (j) the Intellectual Property Assets.

            2.2. Contributions to the Company. On the terms and subject to the conditions and limitations set forth in this Agreement, (a) HOVIC shall contribute, assign, transfer and deliver, or cause to be contributed, assigned, transferred and delivered, to the Company, all of HOVIC's remaining 50% undivided interest in the Assets and (b) PDVSA V.I. shall contribute, assign, transfer and deliver, or cause to be contributed, assigned, transferred and delivered, to the Company, all of PDVSA V.I.'s 50% undivided interest in the Assets, and the Company shall accept each such contribution.

            2.3. Excluded Assets. Notwithstanding the provisions of Section 2.1, it is expressly understood and agreed that the Assets do not include the following:

            (a) claims under Contracts and other rights of HOVIC against third Persons that exist or have accrued at or prior to the Closing (other than with respect to Assumed

       Liabilities), and all insurance Contracts (and claims and other rights under insurance Contracts) of HOVIC, except as contemplated by Section 5.4(a);

            (b) claims for refunds of Taxes and other governmental charges paid by HOVIC at or before the Effective Time, except to the extent such refunds are allocated to the Company pursuant to Section 11.1;

            (c) the Excluded Assets specified in Schedule 2.3(c);

            (d) the Chartered Tugs and Barges;

            (e) the Licensed Intellectual Property;

            (f) the Retained Subsidiaries;

            (g) the Current Assets; and

            (h) any segregated assets, rights, claim or interest of HOVIC under the Amerada Hess Corporation Employees' Pension Plan.

            2.4. Retained Liabilities and Assumed Liabilities of the Company.
(a) As from the Effective Time, the Company shall assume and thereafter pay, perform and discharge when due the Assumed Liabilities, which shall include all of that portion of the HOVIC Fixed Debt Liability previously assumed by PDVSA V.I. plus one third of that portion of the HOVIC Fixed Debt Liability then owned by HOVIC and its Affiliates. It is understood and agreed that, after the Effective Time and pursuant to this Section 2.4(a) and Section 11.2(f), the Company shall have assumed one half, and HOVIC shall have retained one half, of the HOVIC Fixed Debt Liability, and that PDVSA V.I. shall have retained no portion of such Liability. Except as otherwise provided in this Agreement, HOVIC shall retain the Retained Liabilities.

            (b) Except as otherwise provided in this Agreement, to the extent any Liabilities (other than Current Liabilities) relate to acts, omissions, events or transactions occurring, or states of fact existing, both prior to and after the Effective Time, (i) HOVIC will be responsible for Liabilities that are Retained Liabilities and (ii) the Company will be responsible for Liabilities that are Assumed Liabilities.

            2.5. Purchase and Sale of Current Assets. (a) At least three (3) Business Days prior to the Closing Date, HOVIC shall deliver to PDVSA V.I., on behalf of the Company, a duly completed net working capital statement of HOVIC as of the Effective Time (the "Estimated Net Working Capital Statement"), signed by a duly authorized officer, which statement shall set forth HOVIC's good faith estimate of the Closing Inventory Volumes, Current Assets, Current Liabilities and the amount of net working capital (Current Assets less Current Liabilities) of the Refinery Business as of the Effective Time, and showing the valuation thereof calculated in accordance with the Net Working Capital Valuation Methodology.

            (b) At the Effective Time, HOVIC shall sell and assign to the Company the Current Assets for a purchase price equal to the Current Liabilities plus the Final Net Working Capital Amount. At the Effective Time, the Company shall pay HOVIC an amount equal to the estimated net working capital (the "Estimated Net Working Capital Amount") set forth in the Estimated Net Working Capital Statement by wire transfer in dollars in immediately available funds to such account at a New York City bank as shall be identified in writing by HOVIC at least three (3) Business Days prior to the Closing Date.

            (c) As soon as practicable after the Effective Time, and in any event no later than sixty (60) days following the Closing Date, HOVIC shall deliver to the Company, with a copy to PDVSA V.I., a duly completed "Final Net Working Capital Statement", signed by a duly authorized officer of HOVIC, setting forth, as of the Effective Time, the Closing Inventory Volumes, Current Assets, Current Liabilities and the amount of net working capital (Current Assets less Current Liabilities) as of the Effective Time (the "Final Net Working Capital Amount") and showing the valuations thereof calculated in accordance with the Net Working Capital Assets Valuation Methodology. The volumes of the Closing Inventory Volumes set forth in the Final Net Working Capital Statement shall have been verified and certified in writing by the Inspector. The costs and expenses of the Inspector shall be borne by the Company and each of the Parties shall be entitled to have a representative present during the Inspector's verification procedures.

            (d) PDVSA V.I. and its representatives, on behalf of the Company, shall have the right to review all work papers and procedures used to prepare the Final Net Working Capital Statement and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Unless PDVSA V.I., on behalf of the Company, within sixty (60) days after delivery to PDVSA V.I. of the Final Net Working Capital Statement, notifies HOVIC in writing that it objects to the Final Net Working Capital Statement, and specifies in reasonable detail the basis for such objection, such Final Net Working Capital Statement shall become final and binding upon the Parties for purposes of this Section. If PDVSA V.I., on behalf of the Company, notifies HOVIC of any objection to the Final Net Working Capital Statement within the period specified above, and the Parties are unable to resolve such objection within twenty (20) days after the date on which PDVSA V.I.'s notification of objection was given, the dispute shall be submitted to KPMG Peat Marwick LLP. The determination of KPMG Peat Marwick LLP with respect to the Final Net Working Capital Statement shall be final and binding upon the Parties for purposes of this Section. The costs and expenses of KPMG Peat Marwick LLP shall be borne by the Company.

            (e) If the Final Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, then the Company shall pay to HOVIC an amount equal to such excess (together with interest on the amount of such excess at the Base Rate during the period between the Effective Time and the date of such payment). If the Estimated Net Working Capital Amount exceeds the Final Net Working Capital Amount, then HOVIC shall pay to the Company an amount equal to such excess (together with interest on the amount of such excess at the Base Rate during the period between the Effective Time and the date of such payment). Any amount payable pursuant to this Section 2.5(e) shall be paid by wire transfer in dollars in immediately available funds to a bank account designated by HOVIC or the Company, as the case may be, on or before the third (3rd) Business Day following the Final Net Working Capital Amount becoming final and binding on the Parties pursuant to Section 2.5(c). Amounts not timely paid shall accrue interest at the Default Rate.

            2.6. Related Agreements. Each of the Parties shall, and shall cause its Affiliates to, execute and deliver each of the Related Agreements to which each is a party.

            2.7.  Allocation of Purchase Price.

            (a) HOVIC and PDVSA V.I. shall (i) allocate the purchase price among the Assets in accordance with the fair market value of the Assets (which allocation shall be agreed upon by HOVIC and PDVSA V.I. and set forth in a writing signed by both parties as soon as practicable after the Closing Date, but in any event no later than sixty (60) days following the Closing Date); (ii) report (and shall cause their respective Affiliates to report) the U.S. Virgin Islands tax consequences and other tax consequences of the transactions contemplated herein, and in particular the information required under Section 1060(b) of the Code, in a manner consistent with such allocation; (iii) not take (and shall cause the Company not to take) any position inconsistent with the allocation set forth in writing pursuant to Section 2.7(a)(i) hereto in preparing financial statements, Returns, reports to shareholders or government authorities or otherwise; (iv) not take (and shall cause their respective Affiliates not to take) any tax position inconsistent with such allocation in connection with any refund claim, audit of Returns, investigation, administrative proceeding, litigation or other civil or judicial proceeding in respect to Returns; and (v) each furnish the other a copy of IRS Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as filed with the U.S. Virgin Islands by such Party or any Affiliate thereof, pursuant to Section 1060 of the Code, as a result of the consummation of the transactions contemplated hereby, within thirty (30) days of the filing of such form with the U.S. Virgin Islands.

            (b) HOVIC and the Company (subject to the express written consent of PDVSA V.I.) shall (i) allocate the purchase price among the Current Assets in accordance with the fair market value of the Current Assets (which allocation shall be agreed upon by HOVIC and PDVSA V.I. and set forth in a writing signed by both parties as soon as practicable after the Closing Date, but in any event no later than fifteen (15) days following the delivery of the duly completed "Final Net Working Capital Statement" to the Company); (ii) report (and shall cause their Affiliates to report) the U.S. Virgin Islands tax consequences and other tax consequences of the transactions contemplated herein, and in particular the information required under Section 1060(b) of the Code, in a manner consistent with such allocation; (iii) not take (and shall cause their respective Affiliates not to take) any position inconsistent with the allocation set forth in writing pursuant to Section 2.7(b)(i) hereto in preparing financial statements, Returns, reports to shareholders or government authorities or otherwise; (iv) not take (and shall cause their respective Affiliates not to take) any tax position inconsistent with such allocation in connection with any refund claim, audit of Returns, investigation, administrative proceeding, litigation or other civil or judicial proceeding in respect to Returns; and (v) each furnish the other a copy of IRS Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as filed with the

U.S. Virgin Islands by such Party or any Affiliate thereof, pursuant to Section 1060 of the Code, as a result of the consummation of the transactions contemplated hereby, within thirty (30) days of the filing of such form with the U.S. Virgin Islands.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF HOVIC

            HOVIC hereby represents and warrants to PDVSA V.I. and the Company as follows:

            3.1. Due Organization, Good Standing and Power. Hess is a corporation duly organized, validly existing and in good standing under the laws of Delaware and HOVIC is a corporation duly organized, validly existing and in good standing under the laws of the U.S. Virgin Islands. Each Affiliate of Hess that will be a party to a Related Agreement is a corporation duly organized, validly existing and, if applicable, in good standing in the jurisdiction in which it is incorporated. Each of Hess and HOVIC has the power and authority to own, lease and operate its assets and to conduct the business now being conducted by it. HOVIC has all requisite power and authority to enter into this Agreement and the Concession Amendment and to perform its obligations hereunder and thereunder and each of the Hess Parties has all requisite power and authority to enter into the Related Agreements to which it will be a party and to perform its obligations thereunder.

            3.2. Authorization and Validity of Agreements. The execution, delivery and performance by HOVIC of this Agreement and the Concession Amendment and the execution, delivery and performance by each of the Hess Parties of the Related Agreements to which it will be a party and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action. This Agreement and the Concession Amendment have been executed and delivered by HOVIC and each is a legal, valid and binding obligation of HOVIC, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles. Each of the Related Agreements to which a Hess Party will be a party will, upon its execution and delivery, be the legal, valid and binding obligation of such Hess Party, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles.

            3.3. Absence of Conflicts. The execution, delivery and performance by HOVIC of this Agreement and the Concession Amendment and the execution, delivery and performance by each of the Hess Parties of the Related Agreements to which it will be a party, and the consummation by each of them of the transactions contemplated hereby and thereby, does not and will not (i) violate any material Legal Requirement applicable to HOVIC or a relevant Hess Party,
(ii) conflict with, or result in the breach of any provision of, the charter or by-laws or similar governing or organizational documents of HOVIC or a relevant Hess Party, (iii) result in the creation of any Lien upon any of the assets of HOVIC or a relevant Hess Party, other than those that are, individually and in the aggregate, immaterial to its assets and business or (iv) except as set forth on Schedule 3.3, violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which, with notice, lapse of time or both, would constitute a default or event of default under the terms of any Contract or Permit to which HOVIC or a relevant Hess Party is a party or by which its properties or businesses are bound, except for violations, conflicts, breaches, terminations and defaults the adverse consequences of which are, individually and in the aggregate, immaterial to its assets and business.

            3.4. Financial Statements; No Material Adverse Change. (a) The Balance Sheets, the Cash Flow Statements and the Income Statements, except as indicated therein, have been prepared in accordance with GAAP, consistently applied. The Balance Sheets fairly present in all material respects the financial position of HOVIC as of their respective dates and the Income Statements fairly present in all material respects the results of HOVIC's operations for the periods indicated therein.

            (b) Other than as a result of changes in world crude oil or refined petroleum product prices, since December 31, 1997, there has been no Material Adverse Change.

            (c) Since December 31, 1997 until the date hereof, HOVIC has conducted the Refinery Business in the usual and ordinary course, consistent with past practice, except (i) for such changes in the operation of the Refinery as HOVIC has deemed necessary and appropriate for the efficient operation of the Refinery or as it may otherwise have deemed commercially reasonable or (ii) as it has been prevented from doing so by any Event of Force Majeure.

            (d) Since December 31, 1997, except in the ordinary course of business, as required by applicable law or as set forth on Schedule 3.4(d), HOVIC has not (i) entered into any contract of employment (including in connection with the transfer of any employee from any Affiliate of Hess) involving base annual compensation in excess of $100,000; (ii) terminated, other than for misconduct, the employment of any employee of the Refinery Business whose base annual compensation is in excess of $100,000; (iii) granted or promised any increase of greater than 5% in the rates of wages, salaries, compensation or employment benefits of any class of employees of the Refinery Business or adopted any new, or materially modified any existing, or promised to adopt or materially modify any, employee benefits plans; or (iv) entered into or terminated any Contract providing for the provision of services to HOVIC by Third Party Personnel.

            3.5. Title to Assets; Maintenance, Operation and Sufficiency of Assets. (a) HOVIC has, and upon consummation of the transactions contemplated hereunder at the Closing the Company will have, (i) good and valid title to the Real Property Assets other than the Leased Property with the full right to convey, free and clear of all Liens, subject to Permitted Encumbrances and except as specified in Schedule 2.1(a) and Schedule 3.5(a), and (ii) good and valid title to the Pipelines and the Easements, free and clear of all Liens, except as specified in Schedule 3.5(a).

            (b) HOVIC has, and upon consummation of the transactions contemplated hereunder at the Closing the Company will have, good and valid title to all of the Equipment, free and clear of all Liens, subject to Permitted Encumbrances and except as specified in Schedule 3.5(b).

            (c) HOVIC has, and upon consummation of the transactions contemplated hereunder at the Closing the Company will have, good and valid title to all of the Current Assets, free and clear of all Liens, subject to Permitted Encumbrances and except as specified in Schedule 3.5(c).

            (d) The leases and licenses related to the Leased Property are in full force and effect, subject to Permitted Encumbrances and except as specified in Schedule 3.5(d).

            (e) The utilities serving the Facilities (including the electric, water, gas and telephone services publicly available to and used at the Facilities and/or similar services owned and operated by HOVIC at the Refinery), together with the public, quasi-public and private infrastructure upon or appurtenant to and used at or by the Facilities, are adequate to serve the Facilities under normal operating conditions.

            (f) The operation of the Refinery Business in a manner consistent with HOVIC's past practice requires or uses no pipelines, pumping stations or Easements related thereto other than pipelines, pumping stations or Easements related thereto included in the Assets.

            (g) The Assets (exclusive of the Contracts and the Permits) have been maintained and operated in accordance with HOVIC's normal operating practices and are in good operating condition, repair and maintenance, subject only to ordinary wear and tear. Since December 31, 1997, there has been no suspension or postponement of any normally scheduled maintenance in respect of the Assets, including scheduled full maintenance and full unit turnarounds.

            (h) The amount and type of Waste accumulated at the Real Property Assets as of the Effective Time will not exceed the amount and type of Waste generally accumulated at the Real Property Assets in accordance with HOVIC's normal operating practices.

            (i) The Assets (including the Contracts and Permits), together with the assets and rights made available to the Company pursuant to this Agreement and the Related Agreements, will constitute, at the Closing, all of the assets (including backup, standby and reserve equipment) and rights used by HOVIC and necessary to allow for the operation of the Refinery Business by the Company after the Closing in a manner consistent with HOVIC's past practices.

            3.6. Zoning and Land Use. Neither HOVIC nor any of its Affiliates has entered into any agreement allowing any building or other improvement not included in any part of the Real Property Assets to rely on any part of the Real Property Assets to fulfill any zoning, building code or other governmental or municipal requirements and, to the best of HOVIC's knowledge, no building or other improvement not included in any part of the Real Property

Assets relies on any part of the Real Property Assets to fulfill any zoning, building code or other governmental or municipal requirements without HOVIC's consent, in each case other than Permitted Encumbrances.

            3.7. Contracts. (a) Schedule 2.l(f) lists all Material Contracts as of the date hereof. Schedule 2.1(f) indicates, with respect to each Material Contract, whether or not any Consent is required in order for HOVIC to assign such Material Contract to the Company and indicates any such Consent that has not been obtained as of the date hereof.

            (b) All Material Contracts listed on Schedule 2.1(f) are valid and binding upon HOVIC (and, to the extent applicable, each HOVIC Affiliate that is a party thereto), and, except as set forth in Schedule 2.1(f), if duly assigned to and assumed by the Company at the Closing, will be valid and binding upon the Company as of the Effective Time, in accordance with their respective terms and HOVIC (and, to the extent applicable, each HOVIC Affiliate that is a party thereto) is not in material default under any such Material Contract. To the knowledge of HOVIC (and, to the extent applicable, each HOVIC Affiliate that is a party thereto), no other party to any such Material Contract is in material default thereunder nor does there exist any event or condition which, upon the giving of notice or the lapse of time or both, would (i) constitute a material default or material event of default thereunder by any such other party or (ii) entitle any other party thereto to be released therefrom or refuse performance thereunder.

            (c) Prior to the date hereof, HOVIC has provided PDVSA V.I. and its representatives access to correct and complete copies of all Material Contracts.

            (d) The Concession Agreement is valid and binding upon HOVIC in accordance with its terms and HOVIC is not to its knowledge in default under the Concession Agreement. To the knowledge of HOVIC, the Government of the U.S. Virgin Islands is not in default under the Concession Agreement, nor to the knowledge of HOVIC, does there exist any event or condition which, upon the giving of notice or the lapse of time or both, would (i) constitute a default or event of default thereunder by the Government of the U.S. Virgin Islands or (ii) would entitle the Government of the Virgin Islands to be released from or refuse performance under the Concession Agreement.

            3.8. Proceedings. Except as set forth in Schedule 3.8, there is no suit, action or legal, administrative or arbitration proceeding (including any citations, complaints, consent orders, compliance schedules or other similar enforcement orders) or, any governmental investigation (each, a "Proceeding" and collectively, "Proceedings"), pending or, to the best of HOVIC's knowledge, threatened, before any Authority or arbitrator (i) seeking to restrain or prohibit the execution of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby, (ii) which bears a reasonable likelihood of being determined in favor of the party adverse to HOVIC, and, if so determined, bears a reasonable likelihood of having a material adverse effect on any material asset (including any Intellectual Property material to the Refinery Business) or a Material Adverse Effect or
(iii) seeking to modify, suspend, revoke, withdraw, terminate or otherwise limit
(I) any material Permit (other than Permits under Environmental Health and Safety Laws) or Easement used or held by HOVIC in connection with the Assets or the Refinery Business or (II) HOVIC's or its Affiliates' rights and obligations under the Concession Agreement. Except as set forth in Schedule 3.8, there are no material Judgments outstanding against HOVIC or its Affiliates in relation to the Refinery Business.

            3.9. Compliance with Legal Requirements and Permits. With respect to the Assets and the Refinery Business, except as specified in Schedule 3.9, HOVIC is in compliance in all material respects with all applicable Legal Requirements and Permits (other than Environmental, Health and Safety Laws).

            3.10. Permits. Schedule 3.10 sets forth an accurate and complete list of all material Permits (other than Permits under Environmental, Health and Safety Laws) currently used or held by HOVIC in connection with the Assets and the conduct of the Refinery Business. Except as specified in Schedule 3.10, (i) all material Permits (other than Permits under Environmental, Health and Safety
Laws) relating to the Assets and the conduct of the Refinery Business are in full force and effect and (ii) HOVIC has, to the extent required, made all Filings necessary to request the timely renewal or issuance of all material Permits necessary prior to the Closing for HOVIC to own, operate, use and maintain the Assets and to conduct the Refinery Business as it is currently being conducted.

            3.11. Intellectual Property. (a) Schedule 2.1(j) sets forth a true and complete list of the Intellectual Property Assets.

            (b) Schedule 3.11(b) sets forth (i) a true and complete list of all material Intellectual Property owned by Affiliates of HOVIC that are used or held for use by HOVIC in the operation of the Refinery Business as currently conducted (other than Excluded Assets specified in Section 2.3(c)), (ii) the name of the HOVIC Affiliate who owns such Intellectual Property and (iii) identifying information regarding any agreement pursuant to which HOVIC uses such Intellectual Property. At the Closing, the Company will, pursuant to the Intellectual Property Rights License Agreement, have the right to use or hold for use the Intellectual Property listed on Schedule 3.11(b) in the manner and to the extent such Intellectual Property is currently being used or held for use in connection with the conduct of the Refinery Business.

            (c) Schedule 3.11(c) sets forth (i) a true and complete list of all material Intellectual Property owned by third parties (other than pursuant to Shared Contracts) that are used by HOVIC in the operation of the Refinery Business as currently conducted, (ii) the name of the party who owns such Intellectual Property and (iii) identifying information regarding any agreement pursuant to which HOVIC uses such Intellectual Property. Except as otherwise specified in Schedule 3.11(c), (i) HOVIC has the right to extend to the Company all of HOVIC's right, title and interest in the Intellectual Property listed on
Schedule 3.11(c) and (ii) at the Closing, the Company will have the right to use the Intellectual Property listed on Schedule 3.11(c) in the manner and to the extent such Intellectual Property is currently being used in connection with the conduct of the Refinery Business.

            (d) Except as set forth in Schedule 3.11(d), the operation of the Refinery Business in a manner consistent with HOVIC's past practice requires no material Intellectual

Property other than the Intellectual Property Assets, the Licensed Intellectual Property, the Intellectual Property listed in Schedule 3.11(c) and the Intellectual Property made available to HOVIC pursuant to Shared Contracts identified on Schedule 8.4.

            3.12. Employee Relations. (a) Except as set forth in Schedule 3.12(a), neither HOVIC nor any of its Affiliates is a party to any collective bargaining agreement with respect to the Refinery Business, and, to the knowledge of HOVIC, there are no labor unions or other organizations representing, purporting to represent, or attempting to represent, any employee of the Refinery Business.

            (b) To the knowledge of HOVIC, there are no unfair labor practice charges, grievances or complaints pending against HOVIC or any of its Affiliates in relation to the Refinery Business before the National Labor Relations Board or any other Authority other than those that are, individually and in the aggregate, immaterial to the Assets and the Refinery Business.

            (c) There is no organized labor strike, dispute, walkout, slowdown or stoppage occurring or, to the knowledge of HOVIC, pending or threatened against or involving HOVIC or any of its Affiliates in respect of the Refinery Business and neither HOVIC nor any of its Affiliates has been notified of any employee grievances which could reasonably be expected to have a material adverse effect on the Refinery Business. Neither HOVIC nor any of its Affiliates has experienced any organized labor strike or material dispute, walkout, slowdown or stoppage in respect of the Refinery Business during the past three
(3) years.

            (d) Schedule 3.12(d) sets forth a complete and accurate list of all Contracts pursuant to which any Person provides Third Party Personnel services to HOVIC.

            (e) HOVIC has provided to PDVSA V.I. a copy of each Collective Bargaining Agreement.

            3.13. Employee Benefit Plans. (a) Schedule 3.13(a) lists each of the employee benefit plans covering employees of the Refinery Business as of the date hereof and any employee benefits provided to Third Party Personnel with respect to which HOVIC may have any Liability, whether contingent or otherwise, including any plan, program, arrangement, agreement or commitment that is an employment, consulting, severance or deferred compensation or change in control agreement, or an executive compensation, incentive bonus, pension, stock purchase, profit sharing, severance pay, life, health, disability accident, medical insurance, vacation, or other material employee benefit plan, program, arrangement, agreement or commitment, including any "employee benefit plan" as defined in section 3(3) of ERISA (collectively the "Employee Benefit Plans"). Each Employee Benefit Plan is identified in Schedule 3.13(a) as a qualified plan if it is intended to qualify under Section 401(a) of the Code, as amended (a "Qualified Plan") and a defined benefit plan, if it is a defined benefit plan within the meaning of Section 414(j) of the Code (a "Defined Benefit Plan"), regardless of whether such plans are actually subject to the Code or ERISA. HOVIC has delivered to PDVSA V.I. a copy of each Employee Benefit Plan.

            (b) Except as set forth in Schedule 3.13(b), neither HOVIC nor any of its Affiliates contributes to or has any liability under ERISA, the Code or any Judgment with respect to any "multiemployer pension plan", as such term is defined in Section 3(37) of ERISA, or to any "multiple employer plan," as described in Section 4063 of ERISA, in which any Transferred Employee is entitled to participate.

            (c) Except as set forth in Schedule 3.13(c), no event or condition has occurred, or is reasonably expected to occur, with respect to HOVIC or any of its Affiliates which reasonably could subject the Company, directly or indirectly, to any material liability under ERISA, the Code or any other law, regulation or governmental order, domestic or foreign, including, without limitation, Section 406, 409, 502(i), 502(l), 4069 or Title IV of ERISA, or
Section 4971, 4975 or 4976 of the Code, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which HOVIC is required to or has agreed to indemnify any Person against any such liability incurred under ERISA, or for a violation or failure to satisfy the requirement of, any such law, regulation or order with respect to the Employee Benefit Plans.

            (d) Except as set forth in Schedule 3.13(d), with respect to each Employee Benefit Plan (i) all payments due from HOVIC to date have been made and all amounts to the extent required to be accrued have been properly accrued to date or as of the Effective Time as liabilities of HOVIC which have not been paid have been properly recorded on the books of HOVIC; (ii) HOVIC has complied with, and each Employee Benefit Plan conforms in form and operation to, all applicable laws and regulations, domestic or foreign, including, but not limited to, ERISA and the Code in all material respects; (iii) each such Qualified Plan has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and to the knowledge of HOVIC nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; and (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or, to HOVIC's knowledge, threatened with respect to such Employee Benefit Plan or against the assets of such Employee Benefit Plan which would reasonably be expected to have a material adverse affect on the Company Employee Benefit Plans or which relate to any Transferred Employee.

            (e) HOVIC has delivered to PDVSA V.I. with respect to each Employee Benefit Plan for which the following exists: (i) a copy of the Form 5500 (or other applicable annual information return filed with any U.S. Virgin Islands Authority) for the two most recent plan years; (ii) a copy of the Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Employee Benefit Plan in the past two years;
(iii) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement, including all amendments thereto and the latest financial statements thereof; (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be a Qualified Plan; and (v) copies of any material employee communications concerning such Employee Benefit Plan whether or not such communications have been filed with any applicable regulatory authority.

            (f) No "reportable event" (as defined in Section 4043 of ERISA and for which reporting has not been waived) will occur with respect to any Employee Benefit Plan as a result of the transactions contemplated hereby.

            (g) Each Employee Benefit Plan that provides medical coverage to employees of the Refinery Business and their dependents (other than dental coverage) is a plan under which the only obligation of HOVIC's is to pay premiums and, to the knowledge of HOVIC and its Affiliates, there will be no retroactive premium adjustments related to any period prior to the Closing Date with respect to such plans.

            (h) Except as set forth in Schedule 3.13(h), HOVIC shall have no obligations with respect to any employee of the Refinery Business or Third Party Personnel, as a result of the transactions contemplated hereby, alone or together with any other events, or otherwise, to pay directly or indirectly, any compensation in excess of that to which he or she would be entitled if none of such transactions should occur.

            (i) Schedule 3.13(i), to be provided on or prior to the Closing Date, identifies the Persons providing services to HOVIC who are, as of the Effective Time, "leased employees" (within the meaning of Section 414(n) of the Code).

            (j) Except as set forth on Schedule 3.13(j), HOVIC has no liability, whether absolute or contingent, including any obligations under the Employee Benefit Plans, with respect to any misclassification of a Person as an independent contractor rather than as an employee with respect to any periods prior to the Effective Time.

            3.14. Refinery Capacity. (a) Schedule 3.14(a) sets forth an accurate and complete list of all refinery process units used in connection with the Refinery Business, including the nominal refining capacity of each. Each of the refinery process units was constructed in the year specified in Schedule 3.14(a) and last underwent a major turnaround in the year specified in Schedule 3.14(a).

            (b) Schedule 3.14(b) sets forth an accurate and complete list of all underground, in-ground and above-ground storage tanks (other than sumps) used in connection with the Refinery Business, including the nominal storage capacity of each. Each of such tanks was installed in the year specified in Schedule 3.14(b) and last underwent an API 653 inspection in the year specified in Schedule 3.14(b).

            (c) Under normal operating conditions, the Assets, as used by HOVIC in connection with the Refinery Business, are capable of processing at least 430 mbcd of crude oils and feedstocks (including up to 215 mbcd of Mesa Crude Oil).

            (d) There are enough crude oil storage tanks and dock lines at the Facilities to receive and to store on a segregated basis the volumes of Mesa Crude Oil and Merey Crude Oil specified in the Mesa Agreement and the Merey Agreement, as well as crude oil storage tanks for other types of crude oil and feedstocks, and the storage tanks at the Facilities are in suitable condition to receive and maintain such crude oil. The switching and monitoring systems at the

Facilities are capable of tracking and, if applicable, segregating, such crude oil as required for accurate billing of crude oil so delivered.

            (e) Schedule 3.14(e) sets forth an accurate and complete list of all docks, marine terminal and harbor facilities used in connection with the Refinery Business, including relevant berth dimensions of each.

            (f) Schedule 3.14(f) sets forth an accurate and complete list of all wastewater treatment facilities used in connection with the Refinery, including the nominal treatment capacity of each.

            3.15. Taxes. (a) All Taxes and Tax liabilities relating to the Assets or the Refinery Business and all Taxes and Tax liabilities which may be asserted against the Assets or the Refinery Business for all taxable years or other taxable periods (including portions thereof) prior to the Effective Time that if not paid would give rise to a Lien against the Assets or the Refinery Business have been or will be timely paid by HOVIC or, in the case of those Taxes and Tax liabilities set forth on Schedule 3.15(a), are being contested in good faith by HOVIC.

            (b) There are no Liens (other than Permitted Encumbrances) with respect to any Taxes upon the Assets.

            (c) None of the Assets is property that is required to be treated as owned by any other Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986.

            3.16. Spare Parts, Supplies, Catalysts and Precious Metals; Inventory. (a) As of the Effective Time, there are such Spare Parts, Supplies, Catalysts and Precious Metals as are necessary to allow for the operation of the Refinery Business by the Company in a manner consistent with HOVIC's past practices.

            (b) All inventory constituting a part of the Closing Inventory Volumes (other than "tank bottoms" accumulated in the ordinary course of the Refinery Business consistent with HOVIC's past practices) will be of a quality usable or salable in the ordinary course of business. Closing Inventory Volumes shall be in such quantities as are necessary at the Effective Time to allow for the prudent and uninterrupted operation of the Refinery Business by the Company after the Effective Time in a manner consistent with HOVIC's past practices.

            3.17. Current Assets and Liabilities. (a) The Current Assets are recorded on the books of HOVIC in accordance with GAAP.

            (b) The Current Liabilities are recorded on the books of HOVIC in accordance with GAAP.

            3.18. Environmental Matters.  (a) Except as set forth in Schedule
3.18:

            (i) There are no Proceedings pending or, to the best of HOVIC's and its Affiliates' knowledge, threatened, asserting claims relating to any Environmental Noncompliance, Environmental Claim or Environmental Cleanup Liability which bears a reasonable likelihood of being determined in favor of the party adverse to HOVIC, and if so determined, bears a reasonable likelihood of having a material adverse effect on any material asset or a Material Adverse Effect.

            (ii) To the knowledge of the officers and directors of HOVIC and its Affiliates, with respect to the Assets and the Refinery Business, HOVIC is in compliance in all material respects with all Environmental Health and Safety Laws currently in effect.

            (iii) HOVIC possesses all material Permits required under Environmental Health and Safety Laws currently in effect necessary for the operation of the Refinery Business as presently conducted.

            (iv) To the best knowledge of HOVIC and its Affiliates, during the period of HOVIC's ownership of the Assets, (A) no Release at, in, on or under the Assets has occurred and (B) no amount of a Chemical Substance has been intentionally disposed of in the Environment at, in, on or under the Assets, in either case that is reasonably anticipated to result in material Environmental Claims or Environmental Cleanup Liability relating to the Assets or the Refinery Business;

            (v) To the knowledge of the officers and directors of HOVIC and its Affiliates, there are no reasonably anticipated future changes relating to Permits or waivers currently issued to or enjoyed by HOVIC under any Environmental Health and Safety Law that are reasonably expected by such Persons to be issued within twelve (12) months following the Closing Date that are reasonably likely to (A) interfere with or require changes, in any material respect, to the Assets or the Refinery Business as presently conducted or (B) result in imposition of material Environmental Claims, Environmental Cleanup Liabilities, or costs and expenses to comply with Environmental, Health and Safety Law relating to the Assets or the Refinery Business; and

            (vi) No Liens arising under or pursuant to any Environmental, Health and Safety Law have been at any time or are on the date hereof imposed on any of the Assets, and no action to impose any Liens is pending or, to the best knowledge of HOVIC and its Affiliates, threatened.

            (b) This Section 3.18 shall constitute the exclusive representation and warranty by HOVIC in connection with any matter arising out of, relating to or in connection with any Environmental, Health and Safety Law.

            (c) The breach of any representation and warranty in Section 3.18(a)(i), (ii), (iii) or (iv) shall give rise to an obligation to indemnify the Company under Section 10.4(c) only if and to the extent that such breach is also a Pre-Closing Environmental Liability and Cost, and HOVIC's liability for such breach shall be subject to the limitations in Section 10.10.

            3.19. Ownership of HOVIC. (a) The authorized capital stock of HOVIC consists of 5,000 shares of Common Stock, no par value (the "HOVIC Stock"), of which 100 shares are outstanding and owned of record by Hess. All of the outstanding shares of the HOVIC Stock are validly issued, fully paid, non-assessable and not subject to preemptive rights. HOVIC (i) is not a party to and has no knowledge of any agreement restricting or otherwise relating to the transfer or voting of any shares of the HOVIC Stock, (ii) has no outstanding equity securities other than the HOVIC Stock owned by Hess and (iii) is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity securities. No Person other than Hess has any ownership interest in HOVIC. Except the Retained Subsidiaries set forth in
Schedule 3.19, HOVIC does not have any ownership interest in any Person other than its ownership interest in the Company. As of the Effective Time, HOVIC will not have an ownership interest in any assets (other than the Excluded Assets) and will not engage in any business other than that contemplated to be carried on by HOVIC as a Member of the Company.

            (b) The Retained Subsidiaries do not own any assets or hold any rights (including Contracts or Permits) used or necessary to the conduct of the Refinery Business as conducted by HOVIC prior to the Effective Time.

            3.20. Access to Documentation. HOVIC and its Affiliates have given PDVSA V.I., its Affiliates and their representatives access to all documents in their possession or control that are responsive to the amended written requests for documents relating to the Assets or the Refinery Business made by PDVSA V.I. and its Affiliates and their respective representatives.

            3.21. Finders and Brokers. Hess and HOVIC shall pay and discharge any claims due by either of them for any commission or expense reimbursement in connection with the transactions contemplated by this Agreement. Neither Hess nor HOVIC has entered into any other contract, arrangement or understanding with any Person or firm, nor is HOVIC aware of any claim or basis for any claim based upon any act or omission of HOVIC or any of its Affiliates, which may result in the obligation of PDVSA, PDVSA V.I. or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PDVSA V.I.

            PDVSA V.I. hereby represents and warrants to HOVIC and the Company as follows:

            4.1. Due Organization, Good Standing and Power. PDVSA is a corporation duly organized and validly existing under the laws of Venezuela and has the power and authority to own, lease and operate its assets and to conduct the business now being conducted by it. PDVSA V.I. is a corporation duly organized, validly existing and in good standing under the laws of the U.S. Virgin Islands. Each Affiliate of PDVSA V.I. that will be a party to a Related Agreement is a corporation duly organized, validly existing and, if applicable, in good standing in the jurisdiction in which it is incorporated. PDVSA V.I. has all requisite power and authority to enter into this Agreement and the Concession Amendment and to perform its obligations hereunder and thereunder and each of the PDVSA Parties has all requisite power and authority to enter into the Related Agreements to which it will be a party and to perform its obligations thereunder.

            4.2. Authorization and Validity of Agreements. The execution, delivery and performance by PDVSA V.I. of this Agreement and the Concession Amendment and the execution, delivery and performance by each of the PDVSA Parties of the Related Agreements to which it will be a party and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action. This Agreement and the Concession Amendment have been executed and delivered by PDVSA V.I. and each is a legal, valid and binding obligation of PDVSA V.I., enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles. Each of the Related Agreements to which a PDVSA Party will be a party will, upon its execution and delivery, be the legal, valid and binding obligation of such PDVSA Party, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles.

            4.3. Absence of Conflicts. The execution, delivery and performance by PDVSA V.I. of this Agreement and the Concession Amendment and the execution, delivery and performance by each of the PDVSA Parties of the Related Agreements to which it will be a party, and the consummation by each of them of the transactions contemplated hereby and thereby, does not and will not (i) violate any Legal Requirement applicable to PDVSA V.I. or a relevant PDVSA Party, (ii) conflict with, or result in the breach of any provision of, the charter or by-laws or similar governing or organizational documents of PDVSA V.I. or a relevant PDVSA Party, (iii) result in the creation of any Lien upon any of the assets of PDVSA V.I. or a relevant PDVSA Party, other than those that are, individually and in the aggregate, immaterial to its assets and business or (iv) violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which, with notice, lapse of time or both, would constitute a default or event of default under the terms of any Contract or Permit to which PDVSA V.I. or a relevant PDVSA Party is a party or by which its properties or businesses are bound, except for violations, conflicts, breaches, terminations and defaults the adverse consequences of which are, individually and in the aggregate, immaterial to its assets and business.

            4.4. Ownership of PDVSA V.I.. The authorized capital stock of PDVSA V.I. consists of 100 shares of Common Stock, no par value (the "PDVSA V.I. Stock"), all of which shares are outstanding and owned of record by PDVSA. All of the outstanding shares of the PDVSA V.I. Stock are validly issued, fully paid, non-assessable and not subject to preemptive rights. PDVSA V.I. (i) is not a party to and has no knowledge of any agreement restricting or otherwise relating to transfer or voting of any shares of the PDVSA V.I. Stock, (ii) has no outstanding equity securities other than the PDVSA V.I. Stock owned by PDVSA and (iii) is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity securities. No Person other than PDVSA has any ownership interest in PDVSA V.I. PDVSA V.I. does not have any ownership interest in any Person other than its ownership interest in the Company to be acquired as of the Effective Time. As at the Effective Time, PDVSA V.I. will not have an ownership interest in any assets other than the Assets transferred to PDVSA V.I. by HOVIC pursuant to Section 2.1(a) and will not engage in any business other than that contemplated to be carried on by PDVSA V.I. as a Member of the Company.

            4.5. Ownership of Assets. Upon consummation of the transactions contemplated hereunder at the Closing, the Company will have all right, title and interest to the Assets transferred to PDVSA V.I. by HOVIC pursuant to
Section 2.1(a), free and clear of all Liens except Permitted Encumbrances and Liens existing immediately prior to the time of acquisition by PDVSA V.I.

            4.6. Financial Statements; No Material Adverse Change. (a) The balance sheets of PDVSA and its consolidated subsidiaries as at December 31, 1996 and 1997 and the income statements and cash flow statements of PDVSA and its consolidated subsidiaries for the years ended December 31, 1996 and 1997, heretofore delivered to Hess, except as indicated therein, have been prepared in accordance with IAS, consistently applied, and reconciled with GAAP. The balance sheets of PDVSA and its consolidated subsidiaries fairly present in all material respects the financial position of PDVSA and its consolidated subsidiaries as of their respective dates and the income statements fairly present in all material respects the results of operations of PDVSA and its consolidated subsidiaries for the periods indicated therein.

            (b) Other than as a result of changes in world crude oil or refined petroleum product prices, since December 31, 1997, there has been no material adverse change in the operations or financial condition of PDVSA and its consolidated subsidiaries.

            4.7. Finders and Brokers. PDVSA and PDVSA V.I. shall pay and discharge any claims due by either of them for any commission or expense reimbursement in connection with the transactions contemplated by this Agreement. Neither PDVSA nor PDVSA V.I. has entered into any other contract, arrangement or understanding with any Person or firm, nor is PDVSA V.I. aware of any claim or basis for any claim based upon any act or omission of PDVSA V.I. or any of its Affiliates, which may result in the obligation of Hess, HOVIC or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                                    ARTICLE V

                           COVENANTS PRIOR TO CLOSING

            5.1. Conduct of the Refinery Business Pending the Closing. HOVIC covenants and agrees that during the period commencing on the date hereof and ending at the Effective Time:

            (a) except with the prior written consent of PDVSA V.I., it shall not take any of the following actions with respect to the Assets or the Refinery Business:

                  (i) amend its constituent documents in any material respect adverse to PDVSA V.I.;

                  (ii) take any action that constitutes a Voluntary Bankruptcy or dissolve or liquidate;

                  (iii) make any material change in its lines of business or take any action that would materially adversely impact the feasibility of the Coker Project as currently contemplated;

                  (iv) sell, lease or dispose of fixed assets for an amount, individually or in the aggregate, in excess of $2,500,000;

                  (v) enter into, amend, modify or terminate any agreement for the sale of refined petroleum products or byproducts with a term longer than twelve (12) months;

                  (vi) create any subsidiary or enter into any joint venture or partnership with any other Person;

                  (vii) merge with or into, or consolidate with or convert into, another Person;

                  (viii) terminate, or amend or modify in any material respect, any material Permit, government approval or other similar right, other than (A) as required by any applicable Authority or (B) in connection with the transactions contemplated by this Agreement or any Related Agreement;

                  (ix) make, amend or modify any appropriation or make any
                       capital expenditure (or group of related expenditures) that will create or result in a post-Closing commitment on the part of the Company in excess of $2,500,000;

               (x) enter into, amend, modify or terminate any raw materials purchase agreement or commodities transaction that is for a term longer than twelve (12) months;

               (xi) commence any litigation, arbitration or administrative proceeding which bears a reasonable likelihood of being determined in favor of the party adverse to HOVIC or settle any litigation, arbitration or administrative proceeding; or

               (xii) enter into, amend, modify in a material way or terminate any collective bargaining agreement;

      except for any such actions the effects of which are individually and in the aggregate immaterial to the Assets and the Refinery Business;

            (b) except with the prior written consent of PDVSA V.I., it shall conduct the Refinery Business in the usual and ordinary course, consistent with past practice, and use reasonable efforts to keep available the services of its present employees and contract service providers related to the operation of the Facilities, except (i) for such changes in operation of the Refinery as HOVIC deems necessary and appropriate for the efficient operation of the Refinery or as it may otherwise deem commercially reasonable, (ii) as it may be prevented from doing so by any Event of Force Majeure and (iii) for such other matters as are individually and in the aggregate immaterial to the Assets and the Refinery Business;

            (c) except with the prior written consent of PDVSA V.I., maintain the Assets in substantially the same condition existing on the date hereof other than normal wear and tear, and perform all scheduled full maintenance and full unit turnarounds or other appropriate repairs, all in a manner consistent with its usual operating and maintenance practices, except as it may be prevented from doing so by any Event of Force Majeure and except for such matters as are individually and in the aggregate immaterial to the Assets and the Refinery Business;

            (d) it shall, promptly after obtaining knowledge thereof, give notice to PDVSA V.I. of any claim (threatened or instituted) or any other event or occurrence which could reasonably be expected to have a Material Adverse Effect; and

            (e) except with the prior written consent of PDVSA V.I., unless in the ordinary course of business or as may be required by applicable law, it will not (i) enter into any contract of employment involving base annual compensation in excess of $100,000; (ii) terminate, other than for misconduct, the employment of any employee of the Refinery Business whose base annual compensation is in excess of $100,000; (iii) grant or promise any increase of greater than 5% in the rates of wages, salaries, compensation or employment benefits of any class of employees of the Refinery Business or adopt any new Employee Benefit Plan, or materially modify any existing Employee Benefit Plan to increase or promise to increase any employee benefits; or (iv) enter into or terminate any Contract providing for the provision of services to HOVIC by Third Party Personnel.

            5.2. Further Actions. Each of the Parties covenants and agrees to act in good faith and to use its reasonable best efforts:

            (a) to cause all conditions to the obligations of the Parties to consummate the Closing specified in Article VI to be satisfied at or prior to the Effective Time, but only to the extent that such conditions relate to such Party's or its Affiliates' obligations, covenants, representations or warranties hereunder and under the Related Agreements to be entered into by such Party or its Affiliates;

            (b) to obtain and effect prior to the Effective Time all Permits, Consents and Filings required for such Party to consummate the transactions contemplated hereby and by the Related Agreements to be entered into by such Party or its Affiliates;

            (c) to assist the Company in obtaining and effecting all Permits, Consents and Filings required to (i) consummate the transactions contemplated hereby and by the Related Agreements to be entered into by the Company and (ii) allow for the operation of the Refinery Business by the Company after the Closing in a manner consistent with HOVIC's past practices;

            (d) to encourage HOVIC employees to become employees of the Company at the Effective Time;

            (e) to furnish to each other such information, cooperation and assistance as reasonably may be requested in connection with the foregoing; and

            (f) to cooperate in identifying the Note Rate for inclusion in the Note and the Contingency Amount Note.

            5.3. Right of Access. From the date hereof until the Closing, Hess and HOVIC shall allow PDVSA V.I. and its representatives full and complete access at reasonable times to the Assets and the Refinery Business and shall provide reasonable access at reasonable times to all Contracts, books, records, inspection reports, leak reports, papers, documents, plans and drawings relating to the operation, maintenance and construction of the Assets and the conduct of the Refinery Business, and shall arrange for PDVSA V.I. and its representatives to discuss with appropriate officers, employees, consultants, contractors and representatives of HOVIC such matters as PDVSA V.I. reasonably requests, all subject to the Confidentiality Agreement.

            5.4. Casualty or Condemnation Loss. (a) HOVIC shall take all steps reasonably necessary to ensure that PDVSA V.I. and the Company are named as additional insured parties as their interests may appear under HOVIC's business interruption insurance policy.

            (b) PDVSA V.I. and HOVIC agree that if between the date hereof and the Effective Time any of the Assets shall be destroyed or damaged in whole or in part by fire or other casualty or shall be condemned in whole or in part:

                  (i) If the Assets in question have a value in excess of $10,000,000, HOVIC shall promptly notify PDVSA V.I. of such occurrence and the estimated cost and anticipated timetable and impact of repairing or replacing the affected assets;

                  (ii) if the repair and replacement costs are less than or
                       equal to $25,000,000, HOVIC shall repair or replace (or cause to be repaired or replaced) the affected assets at its expense and, if the notice contemplated by Section 5.4(b)(i) is required to be provided, shall provide PDVSA V.I. with written notice of its undertaking to complete, the estimated completion date for, and a general outline of, such repair or replacement; provided, however, that PDVSA V.I. shall have the right to terminate this Agreement on behalf of itself and the Company by written notice to HOVIC within twenty (20) days of receipt of HOVIC's notice (if the notice contemplated by Section 5.4(b)(i) is required to be provided) if (A) the completion date of such repair or replacement is reasonably estimated to be more than one year after the date of such notice, or (B) the Company is not, by the end of such 20-day period, covered as a third party insured under HOVIC's business interruption insurance policy; and

                  (iii) if the repair and replacement costs are greater than
                       $25,000,000, HOVIC shall notify PDVSA V.I. within 30 days of such casualty or condemnation as to whether HOVIC elects to repair or replace (or cause to be repaired or replaced) the affected assets at its expense, and, if HOVIC does so elect, such notice shall indicate the estimated completion date for, and a general outline of, such repair or replacement; provided, however, that PDVSA V.I. shall have the right to terminate this Agreement on behalf of itself and the Company by written notice to HOVIC within twenty (20) days of receipt of HOVIC's notice if (A) HOVIC elects not to repair or replace the affected Assets, (B) the completion date of such repair or replacement is reasonably estimated to be more than one year after the date of such notice, or (C) the Company is not, by the end of such 20-day period, covered as a third party insured under HOVIC's business interruption insurance policy.

            5.5. No Additional Representations. The Parties acknowledge that neither of HOVIC nor PDVSA V.I. has made any representation or warranty, express or implied, except as expressly set forth in Articles III and IV of this Agreement. Except as expressly set forth in this

Agreement, neither HOVIC nor PDVSA V.I. makes any warranty or representation whatsoever, either oral or written, or express or implied, as to merchantability or the condition of the Assets or the fitness or suitability thereof for any particular or general use or purpose and each waives any claim as to merchantability or the condition of the Assets or the fitness or suitability thereof for any particular or general use or purpose.

            5.6. Amendments to Schedules; Further Financial Statements. (a) If at any time prior to the Effective Time HOVIC learns that any representation contained in Article III is or has become untrue or incorrect in any material respect, HOVIC shall promptly notify PDVSA V.I. of (i) the relevant facts and circumstances and (ii) the amendments to the Schedules which HOVIC believes in good faith would be necessary to make the representations contained in Article III true and correct in all material respects in light of such facts and circumstances (a "Proposed Amendment").

            (b) If the facts and circumstances underlying any Proposed Amendment would have a Material Adverse Effect, PDVSA V.I. shall have the right to terminate this Agreement and the Related Agreements on behalf of itself and the Company; provided, however, that no Person shall have any right to indemnification or any other claim for breach of representations and warranties pursuant to Section 10.2 or Section 10.4(c) with respect to any matters disclosed in any such Proposed Amendment unless and to the extent that the facts and circumstances giving rise to such notice were (i) known and intentionally withheld by HOVIC or its Affiliates prior to the time of such notice or (ii) the result of any action knowingly and intentionally taken or omitted to be taken by HOVIC without the prior written consent of PDVSA V.I.

            (c) Between the date hereof and the Effective Time, HOVIC shall prepare unaudited quarterly financial statements on a basis and timetable consistent with its past practices and shall provide copies of such statements to PDVSA V.I. as promptly as practicable after preparation thereof.

            5.7. Delivery of Guarantees. Simultaneous with the execution of this Agreement, PDVSA V.I. shall cause PDVSA to deliver to HOVIC the PDVSA APCA Guarantee and HOVIC shall cause Hess to deliver to PDVSA V.I. the Hess Guarantee.

            5.8. No Other Transactions. (a) HOVIC and its Affiliates, directors, officers, employees, agents and representatives shall not (i) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for,
(ii) continue, propose or enter into negotiations looking toward, or (iii) enter into any agreement or understanding providing for, any acquisition of the capital stock of HOVIC, the Assets or the Refinery Business (other than this Agreement) or any transaction similar to the arrangement described herein that would have the effect of precluding the consummation of the transactions contemplated hereby; nor shall any of such Persons provide any information to any Person (other than PDVSA V.I. and its Affiliates and their representatives) for the purpose of evaluating or determining whether to make or pursue any inquiries or proposals with respect to any such transaction.

            (b) PDVSA V.I. and its Affiliates, directors, officers, employees, agents and representatives shall not (i) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, (ii) continue, propose or enter into negotiations looking toward, or (iii) enter into any agreement or understanding with respect to, any acquisition of any refinery assets that would preclude the orderly consummation of the transactions contemplated hereby.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

            6.1. Conditions Precedent to Obligations of Each Party. The obligation of each of HOVIC and PDVSA V.I. to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the conditions set forth below; provided, however, that, notwithstanding the failure of any one or more of such conditions, HOVIC and PDVSA V.I. may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions, but only if a written waiver thereof is executed by all Parties.

            (a) No Proceeding shall be pending seeking to restrain, prohibit or declare illegal, or seeking substantial Damages in connection with:

                  (1) any of the transactions contemplated hereby or by the
            Related Agreements;

                  (2) the ownership by the Company (including enjoyment of any rights relating thereto) of the Assets at and after the Closing; or

                  (3) the operation of the Refinery Business by the Company at and after the Closing in a manner consistent with HOVIC's past practices.

            (b) The Related Agreements shall have been executed and delivered by the parties thereto, and shall constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors rights generally and by general equity principles. The parties to the Related Agreements shall have performed all acts, made all payments and executed and delivered all documents that are to be performed, made or executed by it or on its behalf at or prior to the Closing pursuant to such agreements.

            (c) The Parties shall have obtained and effected or shall otherwise be able to enjoy the benefits of all Permits, Consents and Filings required for the consummation of the transactions contemplated hereby and by the Related Agreements and, except as specified in Schedule 3.10, required to allow for the operation of the Assets and the Refinery Business by the Company after the Closing in a manner consistent with HOVIC's past practices.

            (d) Insurance coverage substantially similar to that set forth in
      Schedule 6.1(d) shall have been obtained by or on behalf of the Company.

            (e) HOVIC and PDVSA V.I. shall have approved the Coker Project EPC Proposals.

            (f) The Bank Credit Agreement shall have become effective and all conditions to the initial borrowing thereunder shall have been satisfied or waived.

            (g) The Parties shall have approved the initial Annual Budget, Business Plan and Annual Refinery Program for the Company.

            (h) The Company's chief operating officer and deputy chief operating officer shall have been appointed.

            (i) The Concession Amendment shall be in full force and effect.

            (j) No Legal Requirement shall have been enacted that would have the effect of prohibiting or making unlawful the execution, delivery or performance of this Agreement or any Related Agreement.

            (k) The U.S. Virgin Islands shall not have become subject to the "coastwise laws" of the United States under 46 U.S.C.A. Sections 877 and 883, either in whole or in respect of the carriage of petroleum or petroleum products.

            (l) The U.S. Customs Service shall not have revoked, rescinded or materially modified Customs Rulings Nos. HQ555032 or HQ557180.

            (m) A filing shall have been made in accordance with the requirements of the Hart-Scott-Rodino Act and the applicable waiting period relating to such filing shall have expired.

            6.2. Conditions Precedent to Obligations of PDVSA V.I. The obligation of PDVSA V.I. to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the conditions set forth below; provided, however, that, notwithstanding the failure of any one or more of such conditions, PDVSA V.I. may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions, but only if a written waiver thereof is executed by PDVSA V.I.

            (a) Each of the Company and the Hess Parties shall have performed all material acts, made all payments and executed and delivered all documents that are to be performed, made or executed and delivered by it pursuant to this Agreement and the Related Agreements at or prior to the Closing.

            (b) Notwithstanding any investigation, inspection or evaluation conducted by, or notice provided to, PDVSA V.I., any untrue or incorrect representations and warranties of HOVIC contained in this Agreement and of the Hess Parties in the Related Agreements, in each case at and as of the Effective Time, shall not have or reflect a Material Adverse Effect.

            (c) PDVSA V.I. and the Company shall have received from HOVIC a certificate to the effect specified in Section 6.2(a) and Section 6.2(b) dated as of the Closing Date and signed by a duly authorized officer of HOVIC.

            (d) Each of the PDVSA V.I. and the Company shall have received from HOVIC a certificate of non-foreign status, specifying that no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the purchase or contribution, as the case may be, contemplated by this Agreement because HOVIC is not a foreign person for purposes of that Section and the regulations promulgated thereunder.

            (e) PDVSA V.I. shall have received legal opinions of New York and U.S. Virgin Islands counsel in a form and substance reasonably satisfactory to PDVSA V.I.

            (f) PDVSA V.I. shall have received Certificates of Good Standing from each of the Company, Hess and HOVIC.

            (g) Each union acknowledged by HOVIC as representing any of the Transferred Employees shall have consented to the assignment to the Company of its Collective Bargaining Agreement or shall have adopted, together with the Company, a substantially identical collective bargaining agreement.

            6.3. Conditions Precedent to Obligations of HOVIC. The obligation of HOVIC to consummate the Closing are subject to the satisfaction at or prior to the Closing of each of the conditions set forth below; provided, however, that, notwithstanding the failure of any one or more of such conditions, HOVIC may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions, but only if a written waiver thereof is executed by HOVIC.

            (a) Each of the Company and the PDVSA Parties shall have performed all material acts, made all payments and executed and delivered all documents that are to be performed, made or executed and delivered by it pursuant to this Agreement and the Related Agreements at or prior to the Closing.

            (b) Notwithstanding any investigation, inspection or evaluation conducted by, or notice provided to, HOVIC, all representations and warranties of PDVSA V.I. contained in this Agreement and of the PDVSA Parties in the Related Agreements shall be true and correct in all material respects at and as of the Closing.

            (c) HOVIC and the Company shall have received from PDVSA V.I. a certificate to the effect specified in Section 6.3(a) and Section 6.3(b) dated as of the Closing Date and signed by a duly authorized officer of PDVSA V.I.

            (d) Each of HOVIC and the Company shall have received from PDVSA V.I. a certificate of non-foreign status, specifying that no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the contributions contemplated by this Agreement because PDVSA V.I. is not a foreign person for purposes of that Section and the regulations promulgated thereunder.

            (e) HOVIC shall have received legal opinions of New York, Venezuelan and U.S. Virgin Islands counsel in a form and substance reasonably satisfactory to HOVIC.

            (f) HOVIC shall have received Certificates of Good Standing from each of the Company and PDVSA V.I.

            (g) Other than as contemplated by Section 11.2(e), Hess shall have been released from any financial assurance or guarantee previously provided for the benefit of HOVIC (other than with respect to the Retained Liabilities or the Excluded Assets) or other arrangements shall have been made with respect to such financial assurances and guarantees in form and substance satisfactory to Hess.

            (h) The Company shall have become a Regular Member of the Marine Preservation Association ("MPA").


                                   ARTICLE VII

                                   TERMINATION

            7.1. General. This Agreement may be terminated by written notice prior to the Closing as follows:

            (a) by the mutual written consent of HOVIC and PDVSA V.I. at any time prior to the Effective Time;

            (b) by HOVIC or PDVSA V.I. after April 15, 1999 if the Closing has not occurred by that date; provided, however, that, if the Closing has not occurred by such date due to a breach of this Agreement by one of such Parties (other than the Company), then the breaching Party may not terminate this Agreement pursuant to this Section;

            (c) by HOVIC, in the event of any material breach of this Agreement by PDVSA V.I., which such breach has not been cured within thirty (30) days after notice thereof has been given to the breaching Party; or

            (d) by PDVSA V.I. in the event of any material breach of this Agreement by HOVIC, which such breach has not been cured within thirty
      (30) days after notice thereof has been given to the breaching Party.

            7.2. No Liabilities in Event of Termination. In the event of any termination of this Agreement as provided in this Article VII, this Agreement (other than Article I, Article X and Sections 11.2 and 11.12) shall become void and of no further force and effect and there shall be no liability on the part of any Party as a result of any such termination; provided, however, that, notwithstanding any such termination, each Party shall be liable to the other Parties for any

Damages arising from any breach of Sections 5,1, 5.2, 5.3, 5.4 or 5.8 (but only if the action or omission giving rise to such breach was knowingly and intentionally taken or omitted to be taken and the resulting breach was reasonably foreseeable to the person taking or omitting to take such action) or as contemplated by Section 5.6(b).


                                  ARTICLE VIII

                         COVENANTS SUBSEQUENT TO CLOSING

            8.1. Transfer and Access to Books and Records. Following the Closing, HOVIC shall transfer and deliver to the Company the originals (to the extent in HOVIC's or any of its Affiliates' possession) or copies of all Contracts and Permits assigned or transferred to the Company pursuant to this Agreement and all books, records, files, maps, analyses, forecasts, long-range plans and other data relating solely to the Assets and the Refinery Business necessary for the operation of the Refinery Business by the Company after the Closing in a manner consistent with HOVIC's past practices. The Company shall afford to HOVIC and PDVSA V.I., and their counsel, accountants and other authorized representatives, during normal business hours, reasonable access to, and the right to duplicate at each of such Party's expense, such Contracts, Permits, books, records and other data relating to the Assets and the Refinery Business to the extent reasonably required by such Parties to facilitate (i) the preparation of such Returns as they may be required to file with respect to or in connection with the Assets or the Refinery Business, or in connection with any audit, amended Return, claim for refund or any Proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any claims which may have been or may be made against them in connection with the Retained Liabilities, the Excluded Assets, the Assets or the Refinery Business or (iii) any other reasonable business purpose.

            8.2. Further Documents. (a) In addition to this Agreement and the Real Property Conveyances, HOVIC and PDVSA V.I. shall execute and deliver, or shall cause to be executed and delivered, to the Company at and after the Closing such appropriate deeds, assignments, endorsements, certificates and such other appropriate instruments of transfer and conveyance as the Company shall reasonably request and as shall be effective to transfer to the Company all of HOVIC's and PDVSA V.I.'s title to and interest in the Assets and the Current Assets.

            (b) In addition to the Intellectual Property Rights License Agreement, HOVIC shall use its reasonable best efforts to execute and deliver, or shall cause to be executed and delivered, to the Company at and after the Closing such appropriate agreements, documents or other instruments as may be necessary to ensure that the Company has the right to use Intellectual Property Assets and the Licensed Intellectual Property following the Closing in the manner and to the extent that such Intellectual Property was used in the conduct of the Refinery Business prior to the Closing.

            (c) In addition to this Agreement, the Company shall execute and deliver to HOVIC at and after the Closing such other appropriate agreements and instruments of assumption as shall be effective to assign and transfer to the Company, and to effect the acceptance and assumption by the Company of the Contracts assigned to the Company pursuant to this Agreement, the Permits transferred to the Company pursuant to this Agreement and the Assumed Liabilities.

            (d) The Company shall confirm in writing to HOVIC and PDVSA V.I. that it does not have any title to or interest in the Excluded Assets.

            (e) HOVIC shall deliver to the Company the Final Net Working Capital Statement.

            8.3. Proceedings. Following the Closing, the Company shall notify the other Parties of any Proceeding relating to the Assets or the Refinery Business pending against or affecting the Company and arising from events occurring prior to the Effective Time, and shall cooperate fully with HOVIC in the handling of such Proceeding, including providing access to all relevant records and files.

            8.4. Shared Contracts. At the request of the Company, HOVIC shall, to the maximum extent permitted by applicable Legal Requirements, Permits and the Shared Contracts, use its reasonable best efforts to make available to the Company the benefits and rights under the Shared Contracts to the same extent, and on the same basis, as previously made available to the Refinery Business; provided, however, that the Company shall assume and discharge (or reimburse HOVIC for) the obligations and liabilities under the Shared Contracts associated with the benefits and rights so made available to the Company.

            8.5. Transition Matters. (a) Following the Closing, HOVIC, PDVSA V.I. and the Company shall use their reasonable best efforts to ensure that the Company (i) obtains (to the extent not obtained at the Closing) the assignment, transfer or issuance to the Company of Permits and Contracts (including without limitation by obtaining related Consents and effecting related Filings), and
(ii) to the maximum extent permitted by applicable Permits or Contracts, is able to enjoy the benefits of any such Permits or Contracts held by HOVIC pending such assignment, transfer or issuance to the Company, in which case the Company shall promptly assume and discharge (or reimburse HOVIC for) all obligations and liabilities associated with the benefits of such Permits or Contracts so made available to the Company.

            (b) Following the Closing, the Parties shall cooperate in good faith and in a commercially reasonable manner with respect to all matters pertinent to implementation of this Agreement and the Related Agreements and the discharge by each Party of its obligations and liabilities hereunder and thereunder, and shall furnish to each other such information, cooperation and assistance as reasonably may be requested in connection with the foregoing.

            8.6. Encumbrances. If a Retained Liability has given rise to a Permitted Encumbrance and has been contested by HOVIC, upon such matter being finally determined in favor of the holder of such Permitted Encumbrance, HOVIC shall promptly pay, perform and discharge the Retained Liability relating thereto and shall take such steps as shall be reasonably necessary to discharge such Permitted Encumbrance.

            8.7 Hess Names. HOVIC and PDVSA V.I. shall cause the Company to promptly, and in any event within ninety (90) days after the Closing, discontinue the use of the Hess Names (as defined below). "Hess Names" means "Hess", "Amerada Hess Corporation", "Hess Oil Virgin Islands Corp." and variations and derivatives of the foregoing and any other logos, service marks and trademarks of HOVIC and its Affiliates.


                                   ARTICLE IX.

            PERSONNEL, EMPLOYMENT ARRANGEMENTS AND EMPLOYEE BENEFITS

            9.1. Transferred Employees. At the Closing, HOVIC shall provide the Company with a list of all HOVIC employees of the Refinery Business (hereinafter "HOVIC Employees"), whether or not actively at work as of the Effective Time. As of the Effective Time, the Company shall offer to employ the HOVIC Employees who are actively at work as of the Effective Time and such employment shall be on terms and conditions which are substantially the same as the terms and conditions of such employees' employment immediately prior to the Effective Time (except as specifically provided for in this Article IX or as otherwise mutually agreed). With respect to any HOVIC Employee who is not actively employed as of the Effective Time, the Company shall offer to employ any such employee on the date such employee returns to active employment on terms and conditions substantially the same as similarly-situated employees of the Company; provided that in respect of such employees, the term "Effective Time" as used in this
Article IX shall mean the date that each such employee becomes a Transferred Employee. Those HOVIC Employees who accept employment with the Company shall be referred to herein as the "Transferred Employees" as of the date such employee accepts such employment. HOVIC shall be responsible for the benefits and all other liabilities in respect of HOVIC employees or former employees who do not become Transferred Employees.

            9.2. General Benefits Provisions. (a) With respect to those Employee Benefit Plans which are either employee welfare benefit plans, as defined in
Section 3(1) of ERISA, or employee pension benefit plans, as defined in Section 3(2) of ERISA or other written plan, policy, program, agreement or arrangement (whether or not subject to ERISA), the Company shall adopt employee benefit plans, effective as of the Effective Time that are substantially the same in all material respects (except as specifically provided herein) (the "Company Employee Benefit Plans") to such Employee Benefit Plans. As of the Effective Time, except to the extent otherwise provided below, the Company shall recognize service and compensation of Transferred Employees with HOVIC and its Affiliates under the Company Employee Benefit Plans for purposes of eligibility and vesting.

            (b) The Company shall retain the right to unilaterally amend, modify or terminate any Company Employee Benefit Plan it adopts pursuant hereto, subject to any restrictions on reduction of accrued benefits by reason of Code
Section 411(d)(6).

            (c) The Company shall be responsible for the compensation, benefits and other liabilities accrued, incurred or attributable to the period following the date any HOVIC employee becomes a Transferred Employee (except as specifically provided herein). HOVIC shall be responsible for the compensation, benefits and other liabilities accrued, incurred or attributable to the period preceding the date any HOVIC employee becomes a Transferred Employee.

            9.3. Pension Plan. (a) The Company shall not assume any of the liabilities and obligations of the Amerada Hess Corporation Employees' Pension Plan (the "Amerada Hess Plan") and HOVIC and its Affiliates shall retain all such liabilities and obligations and related assets under the Amerada Hess Plan. The Amerada Hess Plan shall be amended, subject to the approval of the Internal Revenue Service, effective as of the Effective Time, to provide that, with respect to each Transferred Employee, in computing "Service" and "Compensation" (as defined in the Amerada Hess Plan), such plan shall, to the extent permitted by law, credit service with the Company (and any of its Affiliates that participate in the Company Defined Benefit Plan) as service with HOVIC solely for purposes of eligibility and vesting under the Amerada Hess Plan (including eligibility to receive early retirement, disability and death benefits) and shall take into account compensation paid by the Company (and any of its Affiliates that participate in the Company Defined Benefit Plan) as "Compensation" (as defined in the Amerada Hess Plan) for all purposes under the Amerada Hess Plan, including the determination of Normal Retirement benefits (as defined in Sections 5.1 and 6.1 of the Amerada Hess Plan), Early Retirement benefits (as defined in Section 5.2 and 6.2 of the Amerada Hess Plan), Disability benefits (as defined in Section 5.3 and 6.3 of the Amerada Hess Plan) and Death Benefits (as defined in Section 7.1 of the Amerada Hess Plan). In the event that the Code limits the amount of such service with or compensation from the Company or its Affiliates which may be taken into account under the Amerada Hess Plan and such service or compensation would not have been limited if such service had been rendered to or compensation paid by HOVIC or its Affiliates, then HOVIC shall provide each affected Transferred Employee a benefit equal to the portion of the benefit so limited through a non-qualified pension plan. In the event the Amerada Hess Plan is amended or terminated and such amendment or termination results or would reasonably be expected to result in an adverse impact on the pension benefits to be provided to the Transferred Employees (or their beneficiaries) absent such amendment or termination (other than an amendment on account of a change in a Legal Requirement that is required with respect to Qualified Plans), HOVIC shall indemnify and hold harmless each such Transferred Employee and/or his beneficiaries for the amount of benefit lost as a result of such amendment or termination.

            (b) The Company shall adopt, effective as of the Effective Time, a defined benefit pension plan (the "Company Defined Benefit Plan") substantially the same as the Amerada Hess Plan as in effect immediately prior to the Effective Time. As soon as practicable after the Effective Time, the Company shall file all the appropriate applications for determination of the tax qualification of the Company Defined Benefit Plan with the Internal Revenue Service and the Virgin Islands Bureau of Internal Revenue and shall take all reasonable measures that are required by such authorities to obtain a favorable determination, including without limitation making any changes to such plan, provided that the Company shall not be required to make any change in the Company Defined Benefit Plan or otherwise which would reasonably be expected to result in a material increase in liabilities under such plan. As of the Effective Time, Transferred Employees covered under the Amerada Hess Plan shall begin to accrue service and benefits under the Company Defined Benefit Plan and such plan shall credit service with HOVIC and its Affiliates as service with the Company for purposes of eligibility and vesting.

            9.4. Defined Contribution Plan. (a) The Company shall adopt, as of the Effective Time, a defined contribution plan (the "Company Defined Contribution Plan") substantially similar to the Amerada Hess Corporation Employees' Savings and Stock Bonus Plan (the "Amerada Hess Savings Plan") as in effect immediately prior to the Effective Time (except for provisions thereof relating to (i) contributions after the Closing being invested in Hess common stock and (ii) the availability of participant loans and hardship withdrawals prior to the date of the asset transfer described in Section 9.4(b)). The Company Defined Contribution Plan shall provide for substantially similar investment funds as were provided under the Amerada Hess Savings Plan provided that the Company Defined Contribution Plan shall not permit any contributions of any kind to any investment fund which is invested primarily in Hess stock. As soon as practicable after the Effective Time, the Company shall file the appropriate applications with the Internal Revenue Service and the Virgin Islands Bureau of Internal Revenue for determination of the tax qualification of the Company Defined Contribution Plan and shall take all reasonable measures that are required by such authorities to obtain a favorable determination therefrom (including without limitation making any changes to the plan), provided that the Company shall not be required to make any change in the plan or otherwise which would reasonably be expected to result in a material increase in liabilities under the plan.

            (b) As soon as practicable after the Company Defined Contribution Plan receives a favorable determination letter from the U.S. Internal Revenue Service (but in no event more than 90 days thereafter), HOVIC shall cause the Amerada Hess Savings Plan to transfer assets in kind, with respect to shares of registered investment companies and Hess stock, and in cash or cash equivalents or as otherwise mutually agreed, with respect to any assets other than shares of registered investment companies or Hess stock, to accounts established for Transferred Employees under the Company Defined Contribution Plan equal to the value of all assets, whether or not vested, credited to the accounts of the Transferred Employees under the Amerada Hess Savings Plan as of the date of such transfer. As of the Effective Time and thereafter, each Transferred Employee who is a participant in the Amerada Hess Savings Plan shall cease to earn "Service" (as defined under the Amerada Hess Savings Plan) as of the date of such transfer and shall not be entitled to share in any further employer contributions or to make any further employee contributions under such plan with respect to the period after the Effective Time, but otherwise shall be entitled to all the rights and privileges of an active participant in such plan, including the right to take loans and hardship withdrawals through the date the assets of such plan are transferred to the Company Defined Contribution Plan or, if earlier, the date required by the Administrator of the Amerada Hess Savings Plan to effect such transfer. In the event that a Transferred Employee terminates employment with the Company and its Affiliates prior to becoming fully vested in that portion of his or her account under the Company Defined Contribution Plan attributable to nonvested assets transferred from the Amerada Hess Savings Plan (such amount hereinafter referred to as a "Forfeiture"), the Company shall pay HOVIC, as soon as possible, but not later than 90 days after such Transferred Employee's termination date, an amount equal to the Forfeiture; provided, however, that in the event a Transferred Employee who terminates employment is re-hired by the Company or its Affiliates and the amounts forfeited must be restored to his or her account under the terms of the Company Defined Contribution Plan, then HOVIC shall repay such amounts to the Company upon presentation of reasonable documentation indicating that such restoration is required under the terms of the Company Defined Contribution Plan.

            (c) Effective as of the time the assets are transferred, the Company Defined Contribution Plan shall assume the liabilities and obligations of the Amerada Hess Savings Plan for benefits to Transferred Employees covered under such plan. Prior to the time the assets are transferred, benefits due to Transferred Employees covered by the Amerada Hess Savings Plan, shall be paid by such plan, and the aggregate amount of such payments shall be deducted from the amount that would otherwise have been transferred to the Company Defined Contribution Plan.

            9.5. Medical and Welfare Benefits for Transferred Employees. As of the Effective Time, the Company shall have adopted plans which shall provide Transferred Employees medical and welfare benefits substantially the same as the benefits provided under the HOVIC medical (including dental) and other welfare benefit plans currently covering Transferred Employees (the "Company Welfare Plans") as in effect immediately prior to the Effective Time. As of the Effective Time, the Company shall waive any pre-existing condition limitations under the Company Welfare Plans with respect to Transferred Employees to the same extent such condition was covered under the comparable HOVIC plans and shall give effect to all deductible expenses incurred by each Transferred Employee under similar welfare benefit plans of HOVIC for the current coverage period up to the Effective Time. HOVIC shall be responsible for all premium payments with respect to medical benefits (other than dental) provided prior to the Effective Time and all claims of Transferred Employees (and their dependents) under all other HOVIC welfare benefit plans (including dental) which were incurred (whether or not an actual claim was filed) prior to the Effective Time. The Company shall be responsible for all premium payments with respect to the Company's medical plan (other than dental) on and after the Effective Time and shall be responsible for all claims of Transferred Employees under all other Company Welfare Plans (including dental) incurred after the Effective Time. With respect to a claim for long term disability benefits by any Transferred Employee, HOVIC shall be responsible for benefits payable on account of disabilities that begin before the Effective Time regardless of when such claim for benefits is made and the Company shall be responsible for all other long term disability claims. As of the Effective Time, the Company shall have adopted plans which shall provide to Transferred Employees who retire from the Company or its Affiliates retiree medical insurance benefits on substantially the same terms and conditions as the benefits to retirees of HOVIC under HOVIC's retiree medical insurance plan to which the Transferred Employees could become eligible immediately prior to the Effective Time, it being understood that the Company shall have the right to amend, modify, eliminate or terminate such plans. As of the Effective Time, the Company shall assume the liabilities to provide such retiree medical insurance for Transferred Employees; provided that HOVIC shall reimburse the Company promptly upon receipt of an invoice in an amount equal to the product of the amount of premium payments (or other employer payments in the case of a self-insured plan) for retiree medical insurance benefits for Transferred Employees who retire from the Company or its Affiliates that participate in such plan multiplied by a fraction, the numerator of which is the number of years of service such Transferred Employee had with HOVIC and its Affiliates as of the Effective Time and the denominator of which is the total number of years of service with HOVIC and its Affiliates and the Company.

            9.6. Accrued Vacation. The Company shall adopt a vacation plan, with respect to Transferred Employees, which is substantially the same as the vacation plan maintained by HOVIC. The Company shall credit Transferred Employees' service with HOVIC and its Affiliates for purposes of determining the Transferred Employees' eligibility for vacation under the Company's vacation plan. The Company shall assume any liability with respect to vacation accrued as of the Effective Time for Transferred Employees. HOVIC shall reimburse the Company for the cost of any such vacation accrued as of the Effective Time incurred by the Company as and when incurred.

            9.7. Employment Agreements. Except as listed in Schedule 9.7(a), the Company shall not assume from HOVIC any employment or expatriate agreements or special employment terms with respect to any Transferred Employee. The Transferred Employees shall be employed by the Company as provided in Section
9.1 above, except as otherwise provided in any employment agreements that the Company may enter into with individual employees.

            9.8. Pension Restoration Plan. The Company shall adopt as of the Effective Time a nonqualified supplemental executive retirement plan for all eligible Transferred Employees similar in all material respects to the Amerada Hess Corporation Pension Restoration Plan as in effect immediately prior to the Effective Time, which shall take into account benefits under both the Amerada Hess Plan and the Company Defined Benefits Plan (the "Company Restoration Plan"), and the Company shall credit each eligible Transferred Employee's service with and compensation from HOVIC and its Affiliates as service with and compensation from the Company for all purposes thereunder. The Company shall assume the liabilities and obligations of HOVIC to provide accrued benefits under the Amerada Hess Restoration Plan to Transferred Employees. With respect to payments made to a Transferred Employee pursuant to the Company Restoration Plan, HOVIC shall reimburse the Company promptly upon receipt of an invoice in an amount equal to the product of the amount of such payments multiplied by a fraction the numerator of which is the number of years of service with HOVIC and its Affiliates credited to such Transferred Employee under the Amerada Hess Restoration Plan prior to the Effective Time and the denominator of which is the total number of years of service (including service with HOVIC and its Affiliates and the Company) credited to such Transferred Employee under the Company Restoration Plan.

            9.9. Collective Bargaining Agreements and Third Party Personnel Contracts. (a) The Company shall assume all post-Closing obligations and responsibilities, as the successor to HOVIC, under the 1997 Labor Agreement between Hess Oil Virgin Islands Corp. and United Steelworkers of America, AFL/CIO-CLC on behalf of Local Union 8526, dated March 1, 1997, and the Labor Agreement between Hess Oil Virgin Islands Corp. and United Industrial Workers of the Seafarers International Union of North America - AFL/CIO, dated June 10, 1997. HOVIC shall remain responsible for all obligations and responsibilities arising under the Collective Bargaining Agreements prior to the Effective Time.

            (b) HOVIC shall reimburse the Company for any monetary damages (and the monetary cost of any injunction or similar remedy) imposed on the Company with respect to any employee grievance filed pursuant to the Collective Bargaining Agreements with respect to an event or occurrence prior to the Closing, regardless of whether such grievance is filed prior to or after the Closing (a "Pre-Closing Grievance") and shall reimburse the Company for the reasonable cost of arbitration of any Pre-Closing Grievance (including monetary damages relating to the continuing post-Closing effects of an event or occurrence prior to the Closing that gives rise to a Pre-Closing Grievance).

            (c) As of the Effective Time, HOVIC shall assign (with the consent of the other parties thereto) to the Company those Third Party Personnel Contracts listed on Schedule 3.12(d) in accordance with Section 2.1(f) and with respect to such assigned Contracts HOVIC shall reimburse the Company promptly upon receipt of an invoice for any Liabilities accruing prior to the Effective Time with respect to such Contracts.

            9.10. Long-Term Incentive Plans. Effective as of the Effective Time, no Transferred Employee shall be eligible to receive an award under the Amerada Hess Corporation 1995 Long-Term Incentive Plan or the Amerada Hess Corporation Executive Long-Term Incentive Compensation and Stock Ownership Plan (the "Incentive Plans"). Transferred Employees with outstanding awards under the Incentive Plans as of the Effective Time, shall have employment with the Company regarded as HOVIC employment for purposes of determining eligibility, amounts, vesting and timing of payments under such plan. The foregoing shall not apply if a Transferred Employee refuses to agree that employment with the Company shall be treated as HOVIC employment for such purposes. To the extent the Company adopts an incentive compensation plan and grants any awards under such incentive plan which relate to 1998, HOVIC shall reimburse the Company an amount equal to the product of (i) the value of the award (to the extent that the award is within the guidelines that would have applied to such Transferred Employees under the Incentive Plans) and (ii) a fraction, the numerator of which is the number of months in 1998 prior to the Effective Time and the denominator of which is twelve (12).

            9.11. Cafeteria Plan. HOVIC and the Company shall treat contribution elections made by Transferred Employees who are participants in the flexible spending account portion of any HOVIC Employee Benefit Plan subject to Section 125 of the Code as continuing in effect under the corresponding plan of the Company after the Closing. As soon as practicable after the Effective Time, HOVIC shall transfer to the Company an amount in cash equal to the aggregate account balances of such employees after the Effective Time, and the Company shall be fully responsible for the payment of benefits related to the amounts so transferred.

            9.12. Severance Policy. As soon as practicable after the Effective Time, the Company shall adopt a severance policy (the "Company Severance Policy") substantially the same as the Amerada Hess Corporation Severance Pay Policy as in effect immediately prior to the Effective Time. The Company shall credit service with HOVIC and its Affiliates as service with the Company for all purposes thereunder. With respect to payments made to each Transferred Employee under the Company Severance Pay Policy, HOVIC shall reimburse the

Company an amount equal to the product of (i) the amount of such payment and
(ii) a fraction the numerator of which is such Transferred Employee's number of years of service with HOVIC and its Affiliates as of the Effective Time and the denominator of which is the total number of years of service (including service with HOVIC and its Affiliates) credited to such employee under the Company Severance Pay Policy.


                                    ARTICLE X

                                 INDEMNIFICATION

            10.1. Indemnification by the Company. From and after the Closing, subject to the further provisions of this Article X, the Company shall indemnify, hold harmless and defend the other Parties and their Affiliates and their respective directors, officers, employees, consultants, shareholders, members, agents and representatives of each of them, and all successors and assigns of the foregoing, against and from any Damages (including any Damages resulting from a claim asserted by a third party) arising out of:

            (a) any of the Assumed Liabilities or any Liabilities assumed by or allocated to the Company pursuant to this Agreement; or

            (b) the breach of any covenant or agreement by the Company contained in this Agreement (including any Exhibit or Schedule).

            10.2. Indemnification by HOVIC. From and after the Closing, subject to the further provisions of this Article X, HOVIC shall indemnify, hold harmless and defend PDVSA V.I. and its Affiliates and their respective directors, officers, employees, consultants, shareholders, members, partners, agents and representatives, and all successors and assigns of the foregoing, against and from any Damages (including any Damages resulting from a claim asserted by a third party) arising out of any breach of any representation or warranty (other than the representations and warranties contained in Section
3.18 including any Exhibit or Schedule referred to therein) made by HOVIC in this Agreement (including any Exhibit or Schedule).

            10.3. Indemnification by PDVSA V.I.. From and after the Closing, subject to the further provisions of this Article X, PDVSA V.I. shall indemnify, hold harmless and defend HOVIC and its Affiliates and their respective directors, officers, employees, consultants, shareholders, members, partners, agents and representatives, and all successors and assigns of the foregoing, against and from any Damages (including any Damages resulting from a claim asserted by a third party) arising out of any breach of any representation or warranty made by PDVSA V.I. in this Agreement (including any Exhibit or Schedule).

            10.4. Further Indemnification by HOVIC . From and after the Closing, subject to the further provisions of this Article X, HOVIC shall also indemnify, hold harmless and defend the Company and PDVSA V.I. and its Affiliates and their respective directors, officers, employees, consultants, shareholders, members, partners, agents and representatives of each of them, and all successors and assigns of the foregoing, against and from any Damages (including any Damages resulting from a claim asserted by a third party) arising out of:

            (a) any of the Retained Liabilities, the Scheduled Liabilities or the Excluded Assets or any Liabilities expressly assumed by or allocated to HOVIC pursuant to this Agreement;

            (b) the breach of any covenant or agreement by HOVIC contained in this Agreement (including any Exhibit or Schedule);

            (c) any breach of the representations and warranties contained in
      Section 3.18 (including Schedule 3.18);

            (d) any Pre-Closing Environmental Liabilities and Costs for which HOVIC has liability insurance coverage (other than any self-insured retention), to the extent of any actual recovery under such coverage for Damages incurred after the Effective Time (other than recoveries pursuant to insurance settlements pending or effective prior to the Effective
      Time); and

            (e) any and all Taxes arising from any consent filed prior to the Effective Time pursuant to Section 341(f) of the Code or any agreement made prior to the Effective Time to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company.

            10.5. Further Indemnification by PDVSA V.I.. From and after the Closing, subject to the further provisions of this Article X, PDVSA V.I. shall also indemnify, hold harmless and defend the Company and HOVIC and the directors, officers, employees, consultants, shareholders, members, partners, agents and representatives of each of them, and all successors and assigns of the foregoing, against and from any Damages (including any Damages resulting from a claim asserted by a third party) arising out of the breach of any covenant or agreement by PDVSA V.I. contained in this Agreement (including any Exhibit or Schedule).

            10.6. Interpretation. The provisions of Sections 10.1, 10.2, 10.3,
10.4 and 10.5 shall be interpreted in accordance with, and shall be subject to in all respects, the following provisions:

            (a) Except as provided in the following sentence, in no event shall any indemnity pursuant to Section 10.1, 10.2, 10.3, 10.4 or 10.5 include any incidental, consequential, indirect, special or punitive damages. However, any indemnity pursuant to Section 10.1, 10.2, 10.3, 10.4 or 10.5 shall include any such incidental, consequential, indirect, special or punitive damages recovered by any third party (not to include any Hess Party or PDVSA Party) pursuant to a claim against an Indemnified Party.

            (b) Without limiting any provision of this Agreement, it is the express intention of the Parties that each Party to be indemnified hereunder shall be indemnified and held harmless against any and all Damages as to which indemnification is provided for hereunder, except to the extent that any such Damages arise out of or result from the ordinary, sole or contributory negligence of such Party or any Affiliates thereof and regardless of whether another Party to this Agreement or any third party (other than an Affiliate of such other Party) is or is not also negligent.

            10.7. Defense of Claims. All rights of a Party to indemnification under this Article X shall be asserted and resolved as follows:

            (a) Promptly after receipt by a Party entitled to indemnification under Section 10.1, 10.2, 10.3, 10.4 or 10.5 (an "Indemnified Party") of notice of any pending or threatened claim, such Indemnified Party shall give notice to the party to whom the Indemnified Party is entitled to look for indemnification (the "Indemnifying Party") of the commencement thereof; provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to the Indemnified Party hereunder, except to the extent that the Indemnifying Party demonstrates that it is prejudiced thereby.

            (b) In case any claim shall be brought against an Indemnified Party and it shall give notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Article X for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party's election to assume the defense of a claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such claim on the Indemnified Party's behalf), (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such claim, or (iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If an Indemnifying Party assumes the defense of a claim, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's written consent unless (a) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Indemnified Party or its Affiliate and
      (b) the sole relief provided is monetary damages that are to be paid in full by the Indemnifying Party.

            (c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a claim being asserted by a third party, the Indemnified Party shall as promptly as is practical notify the Indemnifying Party of such claim, describing such claim, the amount thereof (if known) and the method of computation of the amount of the claim, all with reasonable particularity. The failure to give any such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure results in actual prejudice to the Indemnifying Party.

            10.8. Coordination of Indemnification Rights. In the event a claim is brought by a third party in which the Liability as between two or more of the Parties is alleged to be joint or in which the entitlement to indemnification under this Article X has not been determined, the Parties concerned shall cooperate in the joint defense of such claim and shall offer to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of such claim. Such joint defense shall be under the general management and supervision of the Party which is expected to ultimately bear the greater share of the Liability, unless otherwise agreed; provided, however, that no Party shall settle or compromise any such claim without the written consent of the other Parties involved. Any uninsured costs of such joint defense shall be borne as the Parties involved may agree; provided that in the absence of such agreement, defense costs shall be borne by the Party incurring such costs, subject to any rights to indemnification of such Party under this Article X.

            10.9. Survival of Representations and Warranties; Subrogation. (a) Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of a Party, each representation, warranty, agreement and covenant in this Agreement or any of the Related Agreements or in the Exhibits, Schedules or certificates delivered pursuant to this Agreement or any of the Related Agreements which is not by its terms required to be fully performed, or does not by its terms expire, at or prior to the Effective Time shall survive the Closing and the consummation of the transactions provided for herein, except that, (i) the representations and warranties of HOVIC contained in Section 3.18 shall terminate on the fifth anniversary of the Closing Date, (ii) the representations and warranties of HOVIC contained in Sections 3.1 through 3.4, 3.5(e) through 3.5(i), 3.6 through 3.17, and 3.19 through 3.21 shall terminate on the third anniversary of the Closing Date and (iii) the representations and warranties of PDVSA V.I. contained in Article IV shall terminate on the third anniversary of the Closing Date.

            (b) In the event that an Indemnified Party has a right against a third party with respect to any Damages paid to such Indemnified Party by an Indemnifying Party, then such Indemnifying Party shall, to the extent of such payment, be subrogated to such rights of such Indemnified Party.

            10.10. Limitation on Liability. (a) Notwithstanding any other provision of this Agreement, neither HOVIC nor PDVSA V.I. shall be allocated liability for Damages under Section 10.2 or 10.3, respectively, with respect to any breach of any representation or warranty except to the extent that the aggregate amount of such Damages exceeds, on a cumulative basis, $6,250,000.

            (b) Notwithstanding any other provision of this Agreement, HOVIC shall not be liable for (and the Company shall be allocated liability for) Damages under (i) Section 10.4(a) with respect to Scheduled Liabilities and Pre-Closing Environmental Liabilities and Costs and (ii) Section 10.4(c) with respect to any breach of any representation or warranty contained in Section 3.18, except to the extent that the aggregate amount of such Damages to the Company exceeds, on a cumulative basis, $6,250,000.

            (c) Hydrocarbon Recovery Project Liability Allocation. Damages for Pre-Closing Environmental Liabilities and Costs listed as Item 1 (Hydrocarbon Recovery Project) or Item 3 (Hydrocarbon plume underneath St. Croix Alumina's property) on Schedule 2.4 (or a breach of Section 3.18 involving such items) shall be allocated 100% to HOVIC for the first eight years following the Effective Time. After the eighth year, HOVIC's allocated share of Damages shall decrease, and the Company's share will increase, by 12.5% per year thereafter, so that HOVIC's liability will be phased out over a seven year period. Damages shall be allocated based on the year in which such Damages are actually paid. Notwithstanding the definition of Pre-Closing Environmental Liabilities and Costs, during years 1-8, Damages with respect to Item 1 will be allocated to HOVIC without regard to the time that any Release giving rise to such Damages occurred. During years 9-15, only those Damages which arise from Releases which occurred prior to the Effective Time shall be allocated to HOVIC.

            (d) SWMU Liability Allocation. Damages for Pre-Closing Environmental Liabilities and Costs listed as Item 2 (Solid Waste Management Units) on
Schedule 2.4 or any other solid waste management units or areas of concern (except for the surface impoundments addressed by Section 10.12) listed in or designated under the terms of the RCRA Permit issued to HOVIC effective December 15, 1988 (or a breach of Section 3.18 involving such unit or area of concern) or any corrective action required at and for Landfarm No. 1, shall be allocated 100% to HOVIC for the first eight years following the Effective Time. After the eighth year, HOVIC's allocated share of Damages shall decrease, and the Company's share will increase, by 12.5% per year thereafter, so that HOVIC's liability will be phased out over a seven year period. Damages shall be allocated based on the year in which such Damages are actually paid. Any other provision of this Agreement notwithstanding, HOVIC's liability for Damages with respect to Landfarm No. 1 or any solid waste management unit or area of concern listed in or designated under the terms of such RCRA Permit will terminate (and the Company shall be allocated liability for same) if (x) Landfarm No. 1 or the unit or area of concern is used by the Company (except for the Remedial Work for SWMUs 16, 21 and 26 as described in Schedule 2.4), or the Wastes in Landfarm No. 1 or the unit or area of concern are managed, or Landfarm No. 1 or the unit or area of concern is damaged by the Company or its contractors, or the Damages arise from an act or omission by the Company in connection with Landfarm No. 1 or such unit or area of concern, or (y) after the Effective Time, and based upon action taken subject to the approval rights respecting management of Pre-Closing Environmental Liabilities and Costs specified in Section 10.11(a), Landfarm No. 1 or the unit or area of concern is determined by the appropriate Authority to require no further corrective action under the RCRA Permit applicable to the Assets. Notwithstanding any other provision of this Agreement, HOVIC shall perform and pay for any tank, oily water sewer system and underground hydrocarbon pipeline testing, inspection, repair and upgrade required to have been performed prior to the Effective Time pursuant to the submittal to the Environmental Protection Agency dated August 31, 1994.

            (e) Surface Impoundment Liability Allocation. Notwithstanding any other provision of this Agreement, Damages pertaining to surface impoundment overflows and liner upgrades and sludge removal and disposal shall be allocated as provided in Section 10.12.

            (f) Land Treatment Unit Liability Allocation. Notwithstanding any other provision of this Agreement, Damages associated with closure or post-closure of the land treatment units (but not corrective action for Landfarm No. 1) subject to the RCRA Part B permits shall be Assumed Liabilities.

            (g) Other Liability Allocation. Damages for all other Pre-Closing Environmental Liabilities and Costs or a breach of Section 3.18 (except for Damages for those solid waste management units or areas of concern which are addressed in Section 10.10(h)) shall be allocated 100% to HOVIC for the first three years following the Effective Time. After the third year, HOVIC's allocated share of Damages shall decrease, and the Company's share will increase, by 16.66% per year thereafter, so that HOVIC's liability will be phased out over a five year period. Damages shall be allocated based on the year in which such Damages are actually paid except for (x) Environmental Claims for personal injury or death arising out of an exposure to Chemical Substances which exposure occurred both before and after the Effective Time and (y) fines, penalties, forfeitures and impositions that constitute Pre-Closing Environmental Liabilities and Costs, and in the case of clause (x) or (y) HOVIC's proportionate share of such Damages shall be allocated according to the year in which such claim is tendered to HOVIC on a claims-made basis.

            (h) Newly Discovered Solid Waste Management Units. Damages for Environmental Cleanup Liability (which is also a Pre-Closing Environmental Liability and Cost) for any solid waste management unit or area of concern which existed on or before the Effective Time (or any breach of Section 3.18 involving such unit or area) which is (i) not addressed in Section 10.10(c), (d), (e) or
(f), and (ii) is subsequently listed or designated under a RCRA Permit applicable to the Assets as a solid waste management unit or area of concern, shall be allocated 100% to HOVIC for the first eight years following the Effective Time. After the eighth year following the Effective Time, HOVIC's allocated share of the Damages shall decrease, and the Company's share will increase, by 12.5% per year thereafter, so that HOVIC's liability will be phased out over seven years. Damages shall be allocated based on the year in which such Damages are actually paid. Any other provision of this Agreement notwithstanding, HOVIC's liability for Damages with respect to any solid waste management unit or area of concern will terminate (and the Company shall be allocated liability for same) if (x) the unit or area of concern is used by the Company, or the Wastes in the unit or area of concern are managed, or the unit or area of concern is damaged by the Company or its contractors, or the Damages otherwise arise from an act or omission by the Company in connection with such unit or area of concern, or (y) after the Effective Time the unit or area of concern is determined by the appropriate Authority to require no further corrective action under the RCRA Permit applicable to the Assets.

            (i) To the extent that HOVIC pays Damages for which HOVIC is not liable, and which have been allocated to the Company under the provisions of
Section 10.10, HOVIC shall be indemnified by the Company pursuant to Section
10.1 and shall apply for such indemnification as provided by Section 10.7(c). Net amounts credited and paid pursuant to Section 10.11(f) annually during each year after the Effective Time reduce the amount of Damages for the Hydrocarbon Recovery Project to be allocated between HOVIC and the Company, and thus reduce the amount for which HOVIC can apply for reimbursement pursuant to Section 10.10(b) and this Section 10.10(i) during that year. Net amounts credited and paid pursuant to Section 10.11(f) are not Damages and are not included in the determination under Section 10.10(b) of whether Damages to the Company exceed, on a cumulative basis, $6,250,000.00.

            (j) Notwithstanding anything herein to the contrary, the Parties hereby acknowledge and agree that, should the Closing occur, their sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims of, or causes or action arising from, fraud or willful and knowing breach or under Article IX or
Section 11.8) shall be pursuant to the indemnification provisions set forth in this Article X or pursuant to the indemnification provisions stated in the other Related Agreements, as applicable. In furtherance of the foregoing, the Parties hereby waive, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud or willful and knowing breach or under Article IX or Section 11.8) they may have against the other Parties and their respective Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article X).

            10.11 Management of Pre-Closing Environmental Liabilities. (a) A Party shall have the right to manage any Pre-Closing Environmental Liability and Cost in any year in which such Party is allocated 50% or more of Damages pursuant to Section 10.10 provided that such management shall not unreasonably interfere in any material respect with the operation of the Refinery Business. A Party's right to manage any Remedial Work relating to a Pre-Closing Environmental Liability and Cost is subject to the duty of such Party to consult in good faith with the non-managing Party and to provide copies of all relevant documentation generated in connection with the defense of such claim, demand, investigation or remediation. The non-managing Party shall have the right to review in advance and approve any environmental investigation or remediation work plan, remedial selection, scope of work, progress reports or other material submission provided that such approval shall not be unreasonably withheld or delayed. The non-managing Party shall also have the right to attend all meetings with any Authority concerning any Pre-Closing Environmental Liabilities and Costs. All Remedial Work undertaken hereunder shall be performed in a workmanlike manner by qualified personnel or contractors and shall comply with Environmental Health and Safety Laws and Company health and safety policies. Subject to the foregoing, the party managing any Remedial Work involving any Pre-Closing Environmental Liability and Cost shall have the right to conduct all work using the most cost-effective, commercially reasonable approach which complies with Environmental Health and Safety Laws and assumes the continued use of the Real Property Assets as a petroleum refinery, secured from general public access. HOVIC shall pay all Pre-Closing Environmental Liabilities and Costs in accordance with the provisions of this Agreement other than (x) Damages subject to the retention amount of $6,250,000 specified in Section 10.10(b) that is to be borne by the Company and (y) Damages allocated to the Company pursuant to Sections 10.10(c) through 10.10(h). The Parties shall provide reasonable documentation, including copies of invoices and receipts, for all payments relating to Pre-Closing Environmental Liabilities and Costs including those subject to the retention amount specified in Section 10.10(b).

            (b) Such Remedial Work shall be performed, to the extent reasonably possible, by HOVIC or the Company and the costs of Remedial Work performed by the Company, and any services, utilities or other support provided in connection with such Remedial Work, shall not be deemed to be Damages, unless such costs are payable to third parties or such costs are for time spent by a Company employee who directly performs the work as more than 10% of such employee's total job duties during any calendar month. All costs and expenses for such Remedial Work shall be, to the extent possible, reasonable and customary charges in the Virgin Islands for the type and kind of services to be rendered. Costs for Company employees shall be consistent with or comparable to those listed for environmental services in Exhibit A to the Services Agreement unless otherwise agreed by the Parties.

            (c) Materials generated by such Remedial Work may be treated or stored onsite and disposed of in onsite treatment units without cost (other than certain marginal variable costs for the operation of the wastewater treatment plant required in connection with the Hydrocarbon Recovery Project addressed under Section 10.11(f)), to the extent practical, consistent with available capacity without material impact on availability for the Company's use and in compliance with applicable Environmental Health and Safety Laws.

            (d) To the extent consistent with Environmental Health and Safety Laws, such Remedial Work may use institutional controls, containment remedies or other remedies which do not require excavation and disposal of Wastes.

            (e) All such Remedial Work shall be performed in compliance with Environmental Health and Safety Laws and in accordance with any schedule established by or under permit, statute, regulation or enforceable order or directive of the relevant Authority and in accordance with the remediation work plan approved by the non-managing Party.

            (f) The Company agrees to reuse and refine, to the maximum extent technically possible, any petroleum or petroleum products recovered during any such Remedial Work, and credit HOVIC and the Company (in proportion to their allocated percentage of Damages for such Remedial Work pursuant to Sections 10.10(c) through 10.10(h)) with the reasonable commercial value of any such recovered hydrocarbons which credit, in the case of the Hydrocarbon Recovery Project, shall be reduced by an amount equal to the per gallon cost of utilities and chemicals multiplied by (i) such Party's allocated percentage of Damages for such Remedial Work pursuant to Sections 10.10(c) through 10.10(h) and (ii) the number of gallons of groundwater recovered as part of the Hydrocarbon Recovery Project which are processed through the Company's petroleum refinery, secured from general public access. HOVIC shall pay all Pre-Closing Environmental Liabilities and Costs in accordance with the provisions of this Agreement other than (x) Damages subject to the retention amount of $6,250,000 specified in Section 10.10(b) that is to be borne by the Company and (y) Damages allocated to the Company pursuant to Sections 10.10(c) through 10.10(h). The Parties shall provide reasonable documentation, including copies of invoices and receipts, for all payments relating to Pre-Closing Environmental Liabilities and Costs including those subject to the retention amount specified in Section 10.10(b).

          (b) Such Remedial Work shall be performed, to the extent reasonably possible, by HOVIC or the Company and the costs of Remedial Work performed by the Company, and any services, utilities or other support provided in connection with such Remedial Work, shall not be deemed to be Damages, unless such costs are payable to third parties or such costs are for time spent by a Company employee who directly performs the work as more than 10% of such employee's total job duties during any calendar month. All costs and expenses for such Remedial Work shall be, to the extent possible, reasonable and customary charges in the Virgin Islands for the type and kind of services to be rendered. Costs for Company employees shall be consistent with or comparable to those listed for environmental services in Exhibit A to the Services Agreement unless otherwise agreed by the Parties.

          (c) Materials generated by such Remedial Work may be treated or stored onsite and disposed of in onsite treatment units without cost (other than certain marginal variable costs for the operation of the wastewater treatment plant required in connection with the Hydrocarbon Recovery Project addressed under Section 10.11(f)), to the extent practical, consistent with available capacity without material impact on availability for the Company's use and in compliance with applicable Environmental Health and Safety Laws.

          (d) To the extent consistent with Environmental Health and Safety Laws, such Remedial Work may use institutional controls, containment remedies or other remedies which do not require excavation and disposal of Wastes.

          (e) All such Remedial Work shall be performed in compliance with Environmental Health and Safety Laws and in accordance with any schedule established by or under permit, statute, regulation or enforceable order or directive of the relevant Authority and in accordance with the remediation work plan approved by the non-managing Party.

          (f) The Company agrees to reuse and refine, to the maximum extent technically possible, any petroleum or petroleum products recovered during any such Remedial Work, and credit HOVIC and the Company (in proportion to their allocated percentage of Damages for such Remedial Work pursuant to Sections 10.10(c) through 10.10(h)) with the reasonable commercial value of any such recovered hydrocarbons which credit, in the case of the Hydrocarbon Recovery Project, shall be reduced by an amount equal to the per gallon cost of utilities and chemicals multiplied by (i) such Party's allocated percentage of Damages for such Remedial Work pursuant to Sections 10.10(c) through 10.10(h) and (ii) the number of gallons of groundwater recovered as part of the Hydrocarbon Recovery Project which are processed through the Company's wastewater treatment system. The per gallon cost shall be fixed on the Closing Date and annually on each anniversary of the Closing Date by dividing the total cost of utilities and chemicals for the prior year for the wastewater treatment systems in which the recovered groundwater is treated by the total number of gallons of wastewater treated in such wastewater treatment systems for such prior year. The reasonable commercial value of the recovered hydrocarbon shall be fixed on the Closing Date and annually on each anniversary of the Closing Date based on the spot market price of a comparable refinery feedstock on such date.

          10.12. Surface Impoundments. (a) Notwithstanding any other provision of this Agreement, if at any time from the Effective Time until eight years after the Effective Time any Authority asserts in writing (and neither the Company nor PDVSA V.I. has through act or omission sought such writing) that (i) stormwater overflows to Surface Impoundments Nos. 1, 2, and 3 constitute hazardous wastes as defined under RCRA and (ii) Surface Impoundments Nos. 1, 2 and 3 either (A) have been operated after the grant of delay of closure and prior to the Effective Time in a manner that made them hazardous treatment, storage or disposal units as defined under RCRA or analogous territorial statutes and regulations (other than as a unit operating pursuant to a delay of closure) or have been operated after the Effective Time if the wastewater treatment system has been operated in a manner consistent with and performing as effectively as it was as of the Effective Time, or (B) are not eligible for a "delay of closure" or although initially granted a "delay of closure" were no longer eligible for a "delay of closure" due to the receipt of hazardous waste prior to the Effective Time or after the Effective Time (if the wastewater treatment system has been operated in a manner consistent with and performing as effectively as it was as of the Effective Time), and such determination is upheld following a full and vigorous defense by HOVIC and the Company, then HOVIC shall indemnify, hold harmless and defend the Company against 100% percent of any Damages arising out of such determination by an Authority during the first three years following the Effective Time. After the third anniversary of the Closing Date, HOVIC's share shall decrease by 16.66% per year thereafter so that HOVIC's liability shall be phased out over a five year period. Any Damages for which the Company is indemnified pursuant to this Section 10.12(a) shall be treated as a Retained Liability. Any Damages associated with the closure and post-closure of Surface Impoundments Nos. 1, 2 and 3 shall be Assumed Liabilities.

          (b) Notwithstanding any other provision of this Agreement, the Company will retrofit Surface Impoundments Nos. 1, 2 and 3 by removing sludges and installing liners unless the Executive Committee decides in the manner provided by the Company Agreement that such retrofitting is not prudent, necessary or required (in which case HOVIC's payment obligations under this Section 10.12(b) shall terminate). In the event that at any time after the Effective Time the Company retrofits Surface Impoundment Nos. 1, 2 and 3 by removing sludges and installing liners, all costs and expenses of such work shall be allocated to and paid by the Company, provided however that HOVIC shall pay the costs of (i) removing accumulated sludges, disposing of the sludges that are removed, and otherwise preparing the impoundments for the installation of linings and (ii) planning for and installing the linings themselves if and to the extent that the costs and expenses of such upgrades described in (i) and (ii) above exceed $6,000,000 plus (in the event this retrofitting project is not commenced by initiation of the work or the issuance of an authorization for expenditure within five years after the Effective Time) an additional amount equal to the proportionate share of costs and expenses attributable to removing and disposing of the sludges accumulated since the Effective Time. Any Damages for which the Company is indemnified pursuant to this Section 10.12(b) shall be treated as a Liability that is subject to the retention amount of $6,250,000 specified in Section 10.10(b) but not to the liability phase-out contemplated by Sections 10.10(c) through 10.10(h).

                                   ARTICLE XI

                                  MISCELLANEOUS

          11.1. Payment of Certain Taxes and Expenses. (a) All Apportioned Obligations shall be apportioned on a pro rata basis as of the Effective Time between HOVIC and the Company based on the number of days in such period prior to and including the Closing Date, on the one hand, and after the Closing Date, on the other hand (it being understood that the Company is only responsible for the portion of each such Apportioned Obligation attributable to the number of days after the Closing Date in the relevant tax period). The Company and HOVIC shall cooperate in assuring that Apportioned Obligations, or information reports and Returns incident to Apportioned Obligations, the payment or filing (as the case may be) of which is due on or prior to the Closing Date are billed directly to and paid or filed (as the case may be) by HOVIC, and that Apportioned Obligations, or information reports and Returns incident to Apportioned Obligations the payment or filing of which is due after the Closing Date shall be billed directly to and paid or filed (as the case may be) by the Company. HOVIC shall deliver to the Company any bill received by HOVIC in respect of any Property Taxes attributable to the Assets due and payable after the Closing Date. In the event that HOVIC shall make a payment of an Apportioned Obligation that is apportioned to the Company pursuant to this Section 11.1(a) and for which HOVIC is thus entitled to reimbursement, the Company shall make such a payment in reimbursement promptly after the Effective Time upon the presentation of such supporting evidence as may be reasonably requested. With respect to Apportioned Obligations that are due and payable after the Closing Date, the Company shall send HOVIC an invoice setting forth the amount of HOVIC's apportioned share of actual Property Taxes at least twenty-five (25), but not more than ninety (90) days prior to the due date therefor, and HOVIC shall pay to the Company its apportioned share of such Property Taxes within ten (10) days before the due date. HOVIC and the Company shall cooperate, including, without limitation, during any audit by taxing Authorities, to avoid payment of duplicate or inappropriate Taxes of any kind or description which relate to the Assets and each Party shall furnish, at the request of the other, proof of payment of any such Taxes or other documentation which is a prerequisite to avoiding payment of a duplicate or inappropriate Tax.


          (b) In the event that any refund, rebate or similar payment is received by either the Company or HOVIC for any Property Taxes with respect to the Assets, the Company and HOVIC agree that such payment will be apportioned between the Company and HOVIC on the basis of their respective periods of ownership of the taxed Asset during the assessment period.

          (c) Except as otherwise provided in Section 11.1(a) and Section 11.1(b), the Company and HOVIC agree that as between the Company and HOVIC, (i) HOVIC shall be responsible for and pay all Taxes levied or imposed upon, or in connection with or attributable to, the Assets or the Refinery Business before the Closing (which shall include the Prior VI Obligations); (ii) the Company shall be responsible for and pay all Taxes levied or imposed upon, or in connection with or attributable to, the Assets or the Refinery Business after the Closing (which shall not include the Prior VI Obligations); and (iii) the Company (or its members) and HOVIC will each be responsible for its own income and franchise taxes, if any, arising from the transactions to be consummated pursuant to this Agreement or the Related Agreements.

          (d) HOVIC shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Returns required by law to be filed at any time prior to or after the Effective Time in respect of the ownership and operation of the Assets or the Refinery Business at or prior to the Effective Time. All Taxes indicated as due and payable on such Returns shall have been paid or will be paid by HOVIC, subject to reimbursement by the Company if required pursuant to this Section 11.1, as and when required by law, except for such Taxes as may be contested by HOVIC in good faith and in appropriate proceedings. The Company shall be responsible for the timely filing of all Returns required by law to be filed at any time after the Effective Time in respect of the ownership and operation of the Assets or the Refinery Business after the Closing. All Taxes indicated as due and payable on such Returns shall have been paid or will be paid by the Company, subject to reimbursement by HOVIC if required pursuant to this Section 11.1, as and when required by law, except for such Taxes as may be contested by the Company in good faith and in appropriate proceedings.

          (e) Except as otherwise provided in this Agreement, any deficiencies, interest and penalties arising in connection with Taxes due under this Section
11.1 shall be the responsibility of the Party required to timely file correct Returns concerning such Taxes; provided, however, that any amounts paid in respect of deficiencies will be subject to reimbursement by the Party liable pursuant to this Section 11.1 for the Taxes. Control of any legal or administrative proceedings concerning any such Taxes, and entitlement to any refunds or awards with respect to any such Taxes, shall rest with the Party responsible for payment therefor under this Section 11.1.

          (f) Neither the Company nor HOVIC shall destroy or otherwise dispose of any Tax-related records relating to any open period. Prior to destroying or disposing of any such Tax-related records, each Party shall offer the other Party an opportunity to take possession thereof.

          (g) The Company and HOVIC shall adjust and apportion all Charges as of the Effective Time. All Charges incurred on or prior to the Closing Date shall be for the account of HOVIC, and all Charges incurred after the Closing Date shall be for the account of the Company.

          (h) After the Closing, HOVIC shall (to the extent permitted by applicable law) make available to the Company, and to any taxing authority, upon the request of either, all information, records or documents relating to the liability for Taxes or potential liability of the Assets for Taxes for all periods prior to or including the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

          (i) All of the provisions of this Section 11.1 and Section 11.2 shall survive the Closing. Any claim arising out of any breach of the agreements and covenants contained in such provisions shall continue until ninety (90) days after the expiration of the period of limitations applicable to the related Tax or other payment.

          11.2. Costs of Transfers; Expenses; RCRA Assurance. (a) HOVIC shall bear fifty percent (50%) and PDVSA V.I. shall bear fifty percent (50%) of all transfer, sales, use or similar Taxes associated with the transfer of Assets contemplated hereby, including all fees and expenses for recording in the name of the Company title to the Real Property Assets conveyed to the Company pursuant to this Agreement.

          (b) PDVSA V.I. and HOVIC shall agree upon certain courses of action with respect to the Company and the Coker Project. HOVIC shall bear fifty percent (50%) and PDVSA V.I. shall bear fifty percent (50%) of expenses reasonably incurred for the benefit of the Company in furtherance of such courses of action, which may include, without limitation, expenses associated with the Coker Project EPC Proposals, design, financing, permitting, modification of existing facilities or other expenses required in connection with the Coker Project, as well as expenses incurred in connection with the negotiation and preparation of the Bank Credit Agreement; provided, however, that, if this Agreement is terminated prior to the completion of the Coker Project and either PDVSA V.I. (or any of its Affiliates) or HOVIC (or any of its Affiliates) makes use of any of the engineering or design work that has been jointly paid for, such Party shall reimburse the other Party for its share of any expenses with respect to such work.

          (c) HOVIC shall bear the direct cost of any Consents, Filings or Licensed Intellectual Property required in connection with the transfer, assignment or reissuance of Contracts, Permits or Licensed Intellectual Property, including any additional payment obligations incurred in respect of any such Contract or Permit, and the cost of any surveys required in connection with the transfer of Real Property Assets.

          (d) If HOVIC is unable to obtain a Consent that relates to a Contract (including a Shared Contract) for goods or services (including without limitation the Intellectual Property listed on Schedule 3.11(c)), HOVIC at its sole expense shall make alternative arrangements so that Company shall receive the same economic benefits as if such Consent were obtained regardless of whether, in the case of a Shared Contract, such Shared Contract is or would be enforceable by HOVIC's Affiliate as against the other parties to such Shared Contract.

          (e) Notwithstanding anything else contained in this Agreement, HOVIC or its Affiliates shall for two (2) years from the Effective Time provide at no cost to the Company such financial assurance as may be required by RCRA in connection with the closure and post-closure costs and sudden and non-sudden accidental occurrence liability under Subparts H of 40 CFR Parts 264 and 265 associated with (i) the surface impoundments addressed in Section 10.12 and (ii) Landfarms Nos. 1, 2 and 3; provided, however, that HOVIC and its Affiliates shall not be obligated to provide such financial assurance during any portion of such period during which HOVIC or its Affiliates are unable to provide such financial assurance by means of the "financial test and corporate guarantee" for financial assurance established under RCRA.

          (f) As of the Effective Time, the Company agrees to assume from PDVSA V.I. and HOVIC one half of a 49.955% percent share of the liability of Hess (the "HOVIC Fixed Debt Liability") with respect to the debt incurred by Marine Spill Response Corporation ("MSRC") pursuant to the May 3, 1991 agreement between Bank of America and MSRC, as such debt may be refinanced, restructured or replaced (the "MSRC Agreement"), and to pay a like share of any Debt Service Dues (as defined in the MSRC Agreement) with respect to the HOVIC Fixed Debt Liability. The Company shall assume the one quarter share of the HOVIC Fixed Debt Liability assumed by PDVSA V.I. pursuant to Section 2.1 and one third of the HOVIC Fixed Debt Liability then retained by HOVIC and its Affiliates. The Company shall indemnify Hess for one half of any HOVIC Fixed Debt Liability paid by Hess from and after the Effective Time. To the extent that Hess has paid any dues (other than with respect to the HOVIC Fixed Debt Liability) to the MPA which relate to the period after the Effective Time and such dues are not accounted for in the Final Net Working Capital Statement, the Company shall pay to HOVIC a 49.955% share of such dues proportional to the extent to which such dues relate to the post-Effective Time portion of the time period covered by such dues. Such payment shall be made at the same time as the payment made under Section 2.5(d).

          11.3. Waste Removal. HOVIC shall, as set out herein, at its expense, remove or cause to be removed from the Assets or Facilities, all Waste generated prior to the Effective Time (i) that has been identified for off-site storage, treatment or disposal, (ii) that has been removed from an operating solid waste management unit prior to the Effective Time and that would be designated for off-site storage, treatment or disposal in the ordinary course of business or
(iii) which has been removed from a product or raw material storage or process unit prior to the Effective Time and for which there is no existing means of treatment or disposal provided at or on the Assets or Facilities. All such Waste shall be specifically identified by HOVIC by the Effective Time and shall be stored in compliance with applicable Environmental, Health and Safety Law. At and after the Effective Time, all such Waste shall be the sole property and responsibility of HOVIC and shall constitute a Retained Liability.

          11.4. Notices. All notices, demands, instructions, waivers, consents or other communications to be provided pursuant to this Agreement shall be in writing, shall be effective upon receipt, and shall be sent by hand, facsimile, air courier or registered mail, return receipt requested, as follows:

          (a)           if to the Company, to:

                           HOVENSA L.L.C.
                           1 Estate Hope
                           St. Croix, U.S. Virgin Islands  00850
                           Telephone:  (340) 692-3000
                           Facsimile:  (340) 692-3177
                           Attention:  Chief Operating Officer

                           with copies to:

                           HOVIC and PDVSA

          (b)           if to HOVIC, to:

                           Hess Oil Virgin Islands Corp.
                           Kingshill, P.O. Box 127
                           St. Croix, U.S. Virgin Islands  00851-0127
                           Attention:  Vice-President

                           with a copy to:

                           Amerada Hess Corporation
                           1185 Avenue of the Americas
                           New York, New York  10036
                           Attention:  General Counsel
                           Telephone:  (212) 536-8576
                           Fax:  (212) 536-8339

          (c)           if to PDVSA V.I., to:

                           PDVSA V.I., Inc.
                           1A Frederiksberg Gade
                           St. Thomas, U.S. Virgin Islands  00802
                           Telephone:  (340) 774-4422
                           Facsimile:  (340) 776-3860
                           Attention:  George Dudley

                           with a copy to:

                           PDVSA Petroleo y Gas, S.A.
                           Division de Manufactura y Mercadeo
                           Av. Libertador, Edificio PDVSA
                           Torre Oeste, La Campina

                           Caracas 1060-A, Venezuela
                           Telephone: 58-2-708-3097
                           Facsimile: 58-2-708-1781
                           Attn: Consultor Juridico


or to such other address as a Party may specify by notice from time to time in writing to the other Parties in the manner specified in this Section.

          11.5. Press Releases. No Party or Affiliate of a Party shall issue any press release or public announcement with respect to the contents of this Agreement or the Related Agreements, or the negotiations relating to this Agreement or the Related Agreements, without the prior consent of all other Parties; provided, however, that nothing herein shall prohibit a Party or Affiliate of a Party from issuing a press release or causing a public announcement to the extent that such Party determines that such action is required by applicable securities or other laws or any applicable rules of any national stock exchange. In such event, the Party or Affiliate of a Party issuing such press release or causing such announcement will use reasonable efforts to allow all other Parties to review, in advance of such issuance or announcement, the proposed issuance or announcement, and will cooperate with all Parties in attempting to resolve any disagreements there may be regarding such proposed issuance or announcement.

          11.6. Entire Agreement. This Agreement (including the Exhibits and Schedules, which are hereby incorporated in the terms of this Agreement) sets forth the entire understanding and agreement among the Parties as to matters covered herein and supersedes any prior understanding, agreement or statement (written or oral) of intent among the Parties with respect to the subject matter hereof; provided, however, that paragraph 2(b) of the Letter of Intent dated February 2, 1998 between Hess and PDVSA Petroleo y Gas, S.A. and the Confidentiality Agreement shall remain in full force and effect consistent with their terms until Closing.

          11.7. Third-Party Rights. Except as expressly provided herein, this Agreement is not intended to confer benefits upon, or create any rights in favor of, any Person or entity other than the Parties.

          11.8. Bulk Transfers Law. To the extent applicable, the Parties each agree to waive compliance with the provisions of the Bulk Transfers Law of any jurisdiction. HOVIC covenants and agrees to pay and discharge when due all claims, if any, of creditors which may be asserted against the Company by reason of such noncompliance other than with respect to the Assumed Liabilities and such claims shall be Retained Liabilities.

          11.9. Assignability. This Agreement shall not be assignable by any Party without the prior written consent of each of the other Parties.

          11.10. Waiver and Amendment. No waiver shall be deemed to have been made by any Party of any of its rights under this Agreement unless the same is in writing and is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by the Parties.

          11.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          11.12. Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each Party hereby irrevocably agrees that any legal action or proceeding against it arising out of this Agreement or the transactions contemplated hereby shall be brought only in the Supreme Court of the State of New York in and for the County of New York or the U.S. District Court for the Southern District of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C. SECTION 1441. Each Party hereby irrevocably designates, appoints and empowers CT Corporation System, with offices currently at 1633 Broadway, New York, New York 10019 as its lawful agent to receive for and on its behalf service of process in the State of New York in any such action or proceeding and irrevocably consents to the service of process outside the territorial jurisdiction of said courts in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, to its address as specified in or pursuant to Section
11.4. Any service made on such agent or its successor shall be effective when delivered regardless of whether notice thereof is given to affected Party. If any Person or firm designated as agent hereunder shall no longer serve as agent of such Party to receive service of process in the State of New York, the Party so affected shall be obligated promptly to appoint a successor to so serve; and, unless and until such successor is appointed and the other Parties notified of the same in writing, service upon the last designated agent shall be good and effective. Each Party hereby agrees to at all times maintain an agent to receive service of process in the State of New York pursuant to this Section 11.12. The foregoing provisions of this Section 11.12 shall not affect, limit or prevent any Party from serving process in any other manner permitted by law.

          (b) Each Party irrevocably waives any objection to the venue of the courts designated in Section 11.12(a) (whether on the basis of forum non conveniens or otherwise), and accepts and submits to the jurisdiction of such courts in connection with any legal action or proceeding against it arising out of or concerning this Agreement.

          (c) Each Party hereby agrees that the activities contemplated hereby are commercial in nature and that its execution and delivery of this Agreement, and the performance of its obligations hereunder, constitute private and commercial acts and not government and public acts. To the extent that any Party has or hereafter may acquire any immunity (whether on the basis of sovereignty or otherwise) from jurisdiction of any court, or from attachment in aid of execution or any other legal process (other than prejudgment attachment) in any action or proceeding in any manner arising out of this Agreement with respect to itself or its assets, such Party hereby irrevocably agrees not to invoke such immunity as a defense and irrevocably waives such immunity. Each Party also agrees that any trial arising out of, or in connection with, a claim against it arising out of this Agreement or the transaction contemplated hereby shall be before the court and each Party's right to a trial by jury is hereby waived.

          IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

                                  PDVSA V.I., INC.


                                  By: /s/ MIGUEL QUINTERO
                                     ------------------------------------------
                                      Name:  Miguel Quintero
                                      Title: Vice President


                                  HESS OIL VIRGIN ISLANDS CORP.


                                  By: /s/ JOHN B. HESS
                                     ------------------------------------------
                                      Name:  John B. Hess
                                      Title: Chairman of the Board


                                  HOVENSA L.L.C.

                                  By: PDVSA V.I., INC.
                                       a Member
                                       /s/ MIGUEL QUINTERO
                                       ----------------------------------------
                                       Name:  Miguel Quintero
                                       Title: Vice President

                                  By: HESS OIL VIRGIN ISLANDS CORP.
                                       a Member
                                       /s/ JOHN B. HESS
                                       ----------------------------------------
                                       Name:  John B. Hess
                                       Title: Chairman of the Board

                                    GLOSSARY

          The following terms shall have the following meanings:

          "Act" means the U.S. Virgin Islands Uniform Limited Liability Company Act, U.S. Virgin Islands Code, Title 13, Chapter 15, as amended from time to time.

          "Action" has the meaning specified in Section 10.1(e) of the Company Agreement.

          "Additional Contribution" has the meaning specified in Section 3.3 of the Company Agreement.

          "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such member's Capital Account as of the end of the relevant Allocation year, after giving effect to the following adjustments:

                           (i) Credit to such Capital Account any amounts which
                  such member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

                           (ii) Debit to such Capital Account the items
                  described in Sections 1.704-1(b)(2)(ii)(d)(4),
                  1.704-1(b)(2)(ii)(d)(5) and 1.704-2(ii)(d)(6) of the
                  Regulations and shall be interpreted consistently therewith.

          The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

          "Advance Amount" has the meaning specified in Section 3.5(a) of the Company Agreement.

          "Advancing Member" has the meaning specified in Section 3.5(a) of the Company Agreement.

          "Advancing Notice" has the meaning specified in Section 3.5(a) of the Company Agreement.

          "Affiliate" means the following: (i) with respect to any PDVSA Party, PDVSA and any entity directly or indirectly controlled by PDVSA (other than the referent PDVSA Party); (ii) with respect to any Hess Party, Hess and any entity directly or indirectly controlled by Hess (other than the referent Hess Party); and (iii) with respect to any other Person, any entity directly or indirectly controlled by, controlling or under common control with such Person. For purposes of this definition, "control" means the direct or indirect ownership of more than fifty percent (50%) of the equity interests or voting rights in a Person. The Republic of Venezuela shall not be considered to be an Affiliate for purposes of this Agreement, nor shall any political subdivision of the Republic of Venezuela.

          "Allocated Value" has the meaning specified in Section 8.4(d) of the Company Agreement.

          "Allocation Year" means (i) the period commencing at the Effective Time and ending on December 31, 1998, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clause (i) or (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article IV of the Company Agreement.

           "Amerada Hess Plan" has the meaning specified in Section 9.3(a) of the Asset Purchase and Contribution Agreement.

          "Amerada Hess Savings Plan" has the meaning specified in Section 9.4 of the Asset Purchase and Contribution Agreement.

          "Annual Budget" means an Approved Annual Budget or a Default Budget.

          "Apportioned Obligations" means the Property Taxes attributable to the Assets with respect to the tax period in which the Closing Date occurs.

          "Appraiser" means an expert with appropriate qualifications mutually agreed between the Members and appointed in accordance with the terms of this Agreement that is not an Affiliate, officer, director, employee or holder of any equity interests of the Company, any Member or any Affiliate of any Member.

          "Approved Annual Budget" has the meaning specified in Section 6.12(a) of the Company Agreement.

          "Approved Business Plan" has the meaning specified in Section 6.12(a) of the Company Agreement.

          "Approved Plan of Liquidation" has the meaning specified in Section 9.2(a) of the Company Agreement.

          "Arm's-length Basis" means as to any transaction, agreement or other arrangement, being on terms that would be reached by unrelated parties not under any compulsion to contract.

          "Asset Purchase and Contribution Agreement" means the Asset Purchase and Contribution Agreement, dated October 26, 1998, among PDVSA V.I., HOVIC and the Company, as such agreement may be amended from time to time.

          "Assets" shall have the meaning ascribed thereto in Section 2.1 of the Asset Purchase and Contribution Agreement.

          "Assumed Liabilities" means (a) all Liabilities arising out of or relating to the operation of the Refinery Business by the Company or the ownership by the Company of the Assets transferred to it under the Asset and Purchase Contribution Agreement, in each case after the Effective Time, including all Liabilities which arise under any Environmental Health and Safety Laws and are not Pre-Closing Environmental Liabilities and Costs, (b) the Taxes and other Liabilities allocated to the Company pursuant to Sections 11.1 and
11.2 of the Asset Purchase and Contribution Agreement, (c) the Current Liabilities set forth on the Final Net Working Capital Statement and (d) the Liabilities assumed by the Company pursuant to Article IX of the Asset Purchase and Contribution Agreement. Subject to Article X of the Asset Purchase and Contribution Agreement, Assumed Liabilities shall not include (i) Liabilities under Environmental, Health and Safety Laws for (x) claims for third party property damage, personal injury or death to the extent arising from damage, harm, injury, Releases or exposure to any Chemical Substance occurring or existing prior to or as of the Effective Time or (y) the disposal or arrangement for disposal of Chemical Substances by HOVIC on or prior to the Effective Time at a location other than on the Assets (but excluding from this clause (y) any migration of any Chemical Substances Released from or on the Assets prior to the Effective Time, which shall be considered a Pre-Closing Environmental Liability and Cost), (ii) any Pre-Closing Environmental Liabilities and Costs, (iii) Liabilities under any Contract, Easement or Permit of HOVIC or its Affiliates not assigned to the Company under the Asset and Purchase and Contribution Agreement (except as otherwise provided in Section 8.4 or 8.5 thereof) or, with respect to Liabilities under any Contract, Easement or Permit that is so assigned, which arise out of a breach or violation of such Contract, Easement or Permit prior to the Effective Time, (iv) Liabilities arising out of or relating to the operation of the Refinery Business by HOVIC or the ownership of the Assets by HOVIC prior to the Effective Time, including claims relating thereto for product liability, third party property damage or personal injury or death,
(v) Liabilities relating to or arising from HOVIC's joint venture with Hercules, Inc. (other than any Environmental Cleanup Liability, which shall be considered a Pre-Closing Environmental Liability and Cost), (vi) Liabilities (other than Current Liabilities) relating to Special Permitted Encumbrances existing at the Effective Time, (vii) Liabilities associated with the employment of any employee of the Refinery Business terminated prior to the Effective Time, (viii) Liabilities that relate to or arise from any notification, transfer, termination, layoff, plant closure or other workforce reduction by HOVIC prior to the transactions contemplated hereby, (ix) Liabilities that relate to or arise from the employment of any employee who does not accept employment with the Company or who terminates employment on or prior to the Effective Time, (x) the Liabilities retained by HOVIC pursuant to Article IX of the Asset Purchase and Contribution Agreement and (xi) the Taxes and other Liabilities allocated to HOVIC pursuant to Sections 11.1, 11.2 and 11.3 of the Asset Purchase and Contribution Agreement. Where any term or condition of the Asset Purchase and Contribution Agreement classifies or defines a Liability as a Pre-Closing Environmental Liability and Cost or as an Assumed or Retained Liability, clauses
(iii), (iv) or (vi) above shall not change, affect or modify the classification, definition, allocation or treatment of such Liability under the Asset Purchase and Contribution Agreement.

          "Authority" means any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any state, local or foreign government, or any government of any possession or territory of the United States, or any subdivision, agency, commission, office or authority thereof.

          "Balance Sheets" means the audited HOVIC balance sheets as at December 31, 1996 and 1997, included in Schedule 3.4(a) to the Asset Purchase and Contribution Agreement.

          "Bank Credit Agreement" means an agreement to be entered into at or before the Effective Time between the Company and the banks named therein, providing for the borrowing by the Company of such amounts and upon such terms and conditions as the Company and said banks shall agree for the financing of
(a) the purchase by the Company of the net working capital of HOVIC pursuant to
Section 2.5 of the Asset Purchase and Contribution Agreement, (b) additional working capital required for the Company's operations and (c) such other matters as the Members may mutually agree.

          "Bareboat Charter Agreements" means the bareboat charters between the Company and the Affiliates of HOVIC owning the Chartered Tugs and Barges pursuant to which the Company will charter the Chartered Tugs and Barges following the Effective Time at market rates on such terms as the Parties may agree.

          "Base Rate" means the rate per annum equal to the base or equivalent rate published or announced from time to time by Citibank N.A. at its principal New York City office, or such other bank as may be agreed to by the Parties (whether or not such rate is actually charged by such bank) as in effect for such day.

          "Blending and Storage Services" shall have the meaning specified in
Section 7.9 of the Company Agreement.

          "Books and Records" shall have the meaning specified in Section 2.1(i) of the Asset Purchase and Contribution Agreement.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Business Plan" means the business plan for the Company, as amended from time to time, which shall include an investment and operating plan, a plan for improvements to the Refinery (including those related to the Coker Project), a financing plan, and a plan for environmental and other permitting requirements, as well as operating costs, volumetric rates for Refinery input and production by type and for process unit throughputs, a downtime schedule, and a plan for revenues and cash distributions.

          "Capital Account" means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

                  (i) To each Member's Capital Account there shall be credited (A) such Member's Capital Contributions, (B) such Member's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 4.3 or Section 4.4 of the Company Agreement, (C) such Member's assignment of Advance Amounts to the Company pursuant to Section 3.7(d) of the Company Agreement and (D) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

                  (ii) To each Member's Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Member, (B) such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.3 or
                           Section 4.4 of the Company Agreement, (C) the amount of any Advance Amount paid to the Company on behalf of such Member and subsequently assigned by the Advancing Member to the Company pursuant to Section 3.7(d) of the Company Agreement and (D) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company;

                  (iii) In the event Interests are Transferred in accordance with the terms of the Company Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interests; and

                  (iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

          The foregoing provisions and the other provisions of the Company Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Tax Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members) are computed in order to comply with such Regulations, the Tax Committee may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article IX of the Company Agreement upon the dissolution of the Company. The Tax Committee also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events otherwise cause the Company Agreement not to comply with Regulations Section 1.704-1(b).

          "Capital Contributions" means, with respect to any Member, (a) the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the Interests in the Company held or purchased by such Member and (b) the Additional Contributions of such Member under Section 3.3 or Section 3.7(d) or (e) of the Company Agreement.

          "Capital Upgrade" means any change, modification or replacement which is intended to improve the mechanical or structural integrity, process safety or performance of the Assets other than any pollution control device or waste management unit or system.

          "Capitalized Lease Obligations" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is or is required to be classified and accounted as a capital lease obligation under GAAP.

          "Cash Flow Statements" means the audited HOVIC statements of cash flows for the years ended December 31, 1996 and 1997, included in Schedule 3.4(a) of the Asset Purchase and Contribution Agreement.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "Certificate" means the articles of organization of the Company as filed with the office of the Lieutenant Governor of the U.S. Virgin Islands on June 30, 1998, as amended from time to time.

          "Change in Control" means, (a) with respect to PDVSA V.I., any transaction as a result of which PDVSA would cease to own, directly or indirectly, 100% of the equity interests or voting rights in PDVSA V.I. and (b) with respect to HOVIC, any transaction as a result of which Hess would cease to own, directly or indirectly, 100% of the equity interests or voting rights in HOVIC.

          "Charges" means the power, utility, permit, usage and other similar charges incurred with respect to the operation of the Assets and the Refinery Business.

          "Chartered Tugs and Barges" means the tugs and barges owned by Affiliates of HOVIC and bareboat chartered by HOVIC prior to the Effective Time and by the Company after the Effective Time.

          "Chemical Substance" means any pollutant, contaminant, constituent, chemical, mixture, raw material, intermediate, product or by-product, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, Waste or agent, including, without limitation, all substances, materials or Wastes which are regulated under any Environmental Health and Safety Law.

          "Closing" and "Closing Date" have the meanings specified in Article II of the Asset Purchase and Contribution Agreement.

          "Closing Inventory Volumes" means the crude oil and other feedstocks, petrochemicals, by-products, unfinished or partially finished refined products, and finished refined products owned by HOVIC, wherever located, as of the Effective Time, as shall be set forth on the Net Working Capital Certificate.

          "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, as both are in effect in the U.S. Virgin Islands under the so-called "Mirror Code" legislative provisions.

          "Coker Project" has the meaning specified in Section 2.3(b)(ii) of the Company Agreement.

          "Coker Project EPC Proposals" means the letter dated October 7, 1998, including attachments thereto, from Mustang Engineers and Constructors, Inc. setting forth a Type 3 estimate for the Related Coker Facilities, and one of the lump-sum bids, as unanimously chosen by the Members, relating to the Coker Project other than the Related Coker Facilities of Foster Wheeler USA Corporation and Bechtel International, Inc., each dated October 5, 1998, referred to therein.

          "Collective Bargaining Agreement" shall mean each of the Collective Bargaining Agreements listed on Schedule 3.12(a) of the Asset Purchase and Contribution Agreement.

          "Company" means HOVENSA L.L.C., a U.S. Virgin Islands limited liability company.

          "Company Agreement" means the Amended and Restated Limited Liability Company Agreement of the Company, to be effective as of the Effective Time, as amended from time to time in accordance with the terms thereof.

          "Company Business" has the meaning specified in Section 2.3(b) of the Company Agreement.

          "Company Defined Benefit Plan" has the meaning specified in Section 9.3(b) of the Asset Purchase and Contribution Agreement.

          "Company Defined Contribution Plan" has the meaning specified in
Section 9.4(a) of the Asset Purchase and Contribution Agreement.

          "Company Employee Benefit Plans" means those employee benefit plans adopted by the Company pursuant to Section 9.2(a) of the Asset Purchase and Contribution Agreement.

          "Company Information" means all data, information and materials acquired or developed by or on behalf of the Company (including Restricted Information).

          "Company Minimum Gain" has the meaning given the term "partnership minimum gain" in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

          "Company Restoration Plan" has the meaning specified in Section 9.8 of the Asset Purchase and Contribution Agreement.

          "Company Severance Policy" has the meaning specified in Section 9.12 of the Asset Purchase and Contribution Agreement.

          "Company Welfare Plan" has the meaning specified in Section 9.5 of the Asset Purchase and Contribution Agreement

          "Concession Agreement" means the agreement between HOVIC and the Government of the U.S. Virgin Islands, dated September 1, 1965, as amended from time to time.

          "Concession Amendment" means the amendment to the Concession Agreement dated as of May 12, 1998 among HOVIC, PDVSA V.I., the Company and the Government of the U.S. Virgin Islands.

          "Confidentiality Agreement" means the Confidentiality Agreement, dated December 20, 1996, between Corpoven, S.A. and Hess, as such agreement may be amended from time to time.

          "Consent" means any consent, waiver, approval, authorization, exemption, registration, license or declaration of or by any Person or any Authority, or expiration or termination of any applicable waiting period under any Legal Requirement, required with respect to any Party in connection with (i) the execution and delivery of the Asset Purchase and Contribution Agreement or any of the Related Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby.

          "Consumer Price Index" means the Consumer Price Index (All Items) published in the Monthly Labor Review by the U.S. Bureau of Labor Statistics or, if such index shall no longer be published, any comparable measure of changes in consumer prices on a national basis that is prepared and published periodically by an agency of the United States Government.

          "Contingency Amount Note" means the non-recourse note to be issued by PDVSA V.I. and guaranteed by PDVSA, substantially in the form of Exhibit E to the Asset Purchase and Contribution Agreement.

          "Contracts" means any and all executory contracts and agreements, including those that are franchises, warranties, understandings, arrangements, leases of personal property, licenses of personal property, registrations, authorizations, mortgages, bonds, notes and other instruments.

          "Contribution Agreements" means the Real Property Conveyances and the Intellectual Property Rights License Agreement.

          "Contribution Notice" has the meaning specified in Section 3.7(d) of the Company Agreement.

          "Crude Oil Supply Agreements" means the Mesa Agreement and the Merey Agreement.

          "Current Assets" means the current assets of HOVIC as of the Effective Time as recorded on its books in accordance with GAAP consistently applied.

          "Current Liabilities" means the current liabilities of HOVIC as of the Effective Time as recorded on its books in accordance with GAAP consistently applied.

          "Damages" means any and all obligations, liabilities, damages, injuries, fines, liens, penalties, deficiencies, losses, Judgments, settlements, costs and expenses (including costs and expenses incurred in connection with performing obligations, bonding and appellate costs and attorneys', accountants', engineers', health, safety, environmental and other consultants' and investigators' fees and disbursements or other payments in respect of such payments), net of any recoveries, regardless of whether any of the foregoing are foreseeable or unforeseeable, matured or unmatured.

          "Deadlock Committee" has the meaning specified in Section 6.11(a) of the Company Agreement.

          "Default Amount" has the meaning specified in Section 3.4 of the Company Agreement.

          "Default Budget" shall have the meaning specified in Section 6.12(b) of the Company Agreement.

          "Default Premium" has the meaning specified in Section 3.5(b) of the Company Agreement.

          "Default Rate" means two hundred (200) basis points over the Base
Rate.

          "Defaulting Member" has the meaning specified in Section 3.4 of the Company Agreement.

          "Defined Benefit Plan" has the meaning specified in Section 3.13(a) of the Asset Purchase and Contribution Agreement.

          "Depreciation" means, for each Allocation Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. Virgin Islands income tax purposes with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. Virgin Islands income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. Virgin Islands income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. Virgin Islands income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Committee.

          "Dissolution Event" has the meaning specified in Section 9.1 of the Company Agreement.

          "Distributable Cash" has the meaning specified in the Distribution Protocol.

          "Distribution" means any distribution of Property to a Member.

          "Distribution Date" has the meaning specified in Section 5.1(a) of the Company Agreement.

          "Distribution Period" has the meaning specified in Section 5.1(a) of the Company Agreement.

          "Distribution Protocol" means the Distribution Protocol attached as Exhibit A to the Company Agreement.

          "dollars" and "$" mean United States dollars.

          "Easements" means the easements and rights of way used or necessary to the Refinery Business, including but not limited to those listed on Schedule 2.1(d) of the Asset Purchase and Contribution Agreement.

          "Effective Time" shall have the meaning specified in Article II of the Asset Purchase and Contribution Agreement.

          "Eligible Investment" means any (i) direct obligations of the United States of America, or any full faith and credit agency thereof, (ii) dollar-denominated interest bearing accounts or deposits issued by any bank or trust company organized under the laws of the United States or of any state thereof, which has capital, surplus and undivided profits of at least $500,000,000 in the aggregate and has outstanding unsecured indebtedness which is rated (on the date of investment by the Company) A or better by Standard and Poor's Ratings Group or A2 or better by Moody's Investors Service, Inc. or an equivalent rating by another nationally recognized credit rating agency of similar standing, maturing not more than one hundred eighty (180) days from the date of investment, (iii) commercial paper rated (on the date of investment by the Company) A-1 or better by Standard and Poor's Ratings Group or P-1 or better by Moody's Investors Service, Inc., maturing not more than one hundred eighty
(180) days from the date of issuance thereof, and (iv) other debt instruments of a company with a long-term debt rating of A or better by Standard and Poor's Ratings Group or A2 or better by Moody's Investors Service, Inc., maturing not more than one (1) year from the date of issuance thereof.

          "Employee Benefit Plan" shall have the meaning specified in Section 3.13(a) of the Asset Purchase and Contribution Agreement.

          "Environment" means any ambient air, surface water, drinking water supply, drainage channels, groundwater, land surface, subsurface strata, bay sediment, plant or animal life.

          "Environmental Claim" means any claim for (i) personal injury or death, property damage or damage to the Environment or natural resources (whether arising out of negligent acts or omissions, statutory liability, strict liability without fault or otherwise) that is asserted or prosecuted by or on behalf of any Person, including any Authority, any person currently or previously employed at the Refinery Business or any of their respective legal representatives, heirs, beneficiaries and estates, against or relating to the Assets or the Refinery Business and arising or alleged to arise under any Environmental, Health and Safety Law or (ii) fines, penalties, monetary or other impositions, or forfeitures imposed pursuant to statute for the actual or alleged violation of, or failure to comply with, any Environmental, Health and Safety Law, insofar as and to the extent that such fines, penalties, monetary or other impositions, or forfeitures are for the ownership or operation of the Assets or the Refinery Business prior to or as of the Effective Time.

          "Environmental Cleanup Liability" means any reasonable and appropriate cost or expense, including fees and disbursements of attorneys, accountants, engineers, health, safety, environmental and other consultants and investigators, as well as capital expenditures, incurred in connection with any investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup or abatement of any threatened or actual Release, to the extent necessary under any Environmental Health and Safety Law, whether on-site or off-site, arising out of the ownership or operation of the Assets or the Refinery Business or the Waste generated thereby.

          "Environmental Compliance Cost" means any reasonable and appropriate cost or expense necessary to bring into compliance any Environmental Noncompliance, including fees and disbursements of attorneys, accountants, engineers, health, safety, environmental and other consultants and investigators, as well as capital expenditures.

          "Environmental Noncompliance" means any noncompliance of the Assets or the Refinery Business in their condition and as operated as of the Effective Time, and thereafter as continued in the same condition or manner, with applicable Environmental, Health and Safety Law.

          "Environmental, Health and Safety Law" means any Legal Requirement or Permit that is applicable to the Assets or the Refinery Business and is related to (i) pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (ii) nuisance or other common law doctrine pertaining to the Environment, (iii) health or safety, including the exposure of employees and other Persons to any Chemical Substance, (iv) the Release or threatened Release of any Chemical Substance, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (v) the management of any Chemical Substance, including the manufacture, generation, formulation, invention, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Chemical Substance but excluding products liability.

          "Equipment" means the equipment, furnishings, machinery, tools and other tangible personal property (including vehicles) owned by HOVIC and used in the conduct of the Refinery Business.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Estimated Net Working Capital Amount" shall have the meaning specified in Section 2.5(b) of the Asset Purchase and Contribution Agreement.

          "Estimated Net Working Capital Statement" shall have the meaning specified in Section 2.5(a) of the Asset Purchase and Contribution Agreement.

          "Event of Force Majeure" means any event or circumstance resulting from a cause beyond the reasonable control of a Party, including, to the extent resulting therefrom, (i) war, hostilities, act of a public enemy belligerent;
(ii) sabotage, boycott, blockade, revolution, insurrection, riot or commotion;
(iii) act of God, fire, frost, ice, hurricane, earthquake, storm, lightning, tidal wave, perils of the sea or other weather or sea conditions; (iv) navigational accident or vessel damage or breakdown; (v) loss of vessel due to sinking or belligerent's or governmental confiscation, with or without formal requisition; (vi) accident involving, or closing of, port, dock, dam, channel, river bed or other maritime or navigational aid; (vii) epidemic or quarantine;
(viii) strike or agreement among workers, lockout or other labor disturbance;
(viii) explosion or accident caused by fire or other causes to well, pipeline, storage deposit, refinery facilities, machinery or other facilities; (ix) embargo or export or import restriction (of, where imposed by any Venezuelan governmental authority, general applicability); (x) restriction of production, rationing or allocation of same (of, where imposed by any Venezuelan governmental authority, general applicability), whether imposed by law, decree, regulation or instruction of a governmental authority; and (xi) interference, restriction or onerous regulation (excluding any export, import or production restriction of the kind set forth in clauses (ix) and (x) of this definition or any other interference or restriction imposed by any Venezuelan governmental authority the intent or effect of which is to peculiarly and materially adversely affect the Party not declaring force majeure), imposed by any governmental authority to whose jurisdiction any Party is subject, whether civil or military, legal or de facto, and that purports to act under any constitution, decree, act or otherwise.

          "Excluded Assets" means those assets described in Section 2.3 of the Asset Purchase and Contribution Agreement.

          "Executive Committee" has the meaning specified in Section 6.1(a) of the Company Agreement.

          "Facilities" means the crude oil refinery and related facilities located in St. Croix, U.S. Virgin Islands, which are owned, leased or used by HOVIC as of the date hereof.

          "Fair Market Value" means as to any Property, the price at which a willing seller would sell and a willing buyer would buy such Property having full knowledge of the facts, and assuming each party acts on an Arm's-length Basis with the expectation of concluding the purchase or sale within a reasonable time. Except as provided herein, in any case where the Members are unable to determine the Fair Market Value of any Property, an Appraiser shall be selected jointly by the applicable Members or, if the applicable Members are not able to agree on the selection of an Appraiser, each applicable Member shall select an Appraiser and the Appraisers so selected shall select another Appraiser. Each Member shall forward to the Appraiser an estimate of the Fair Market Value of the Property in question and the Appraiser shall select one of the two Member's estimates which shall be binding on the Members.

          "Fee" shall have the meaning specified in Section 7.9 of the Company Agreement.

          "Filing" means any filing with any Person or Authority required by any Party in connection with (i) the execution and delivery of the Asset Purchase and Contribution Agreement or any of the Related Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby.

          "Final Net Working Capital Amount" shall have the meaning specified in
Section 2.5(c) of the Asset Purchase and Contribution Agreement.

          "Final Net Working Capital Statement" shall have the meaning specified in Section 2.5(c) of the Asset Purchase and Contribution Agreement.

          "Fiscal Year" means, unless the Executive Committee agrees otherwise, the calendar year or, in the case of the first Fiscal Year of the term of the Company, the portion thereof commencing on the Closing Date and, in the case of the last Fiscal Year of the term of the Company, the portion thereof ending on the date on which the winding up of the Company is completed.

          "Forfeiture" has the meaning specified in Section 9.4(b) of the Asset Purchase and Contribution Agreement.

          "Fundamental Decision" has the meaning specified in Section 6.3(a) of the Company Agreement.

          "GAAP" means United States generally accepted accounting principles.

          "Governmental Consent" means any Consent of or by any Authority.

          "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for U.S. Virgin Islands income tax purposes, except as follows:

                  (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset, provided that the initial Gross Asset Value of the Contributed Assets (other than the Current Assets) shall be $1,250,000,000 plus any liabilities (other than Current Liabilities) assumed by the Company at the Effective Time, plus two times the Fair Market Value of the Contingency Amount Note;

                  (ii) The Gross Asset Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking Code Section 7701(g) into account) as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Tax Committee reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

                  (iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross Fair Market Value (taking Code Section 7701(g) into account) of such asset on the date of distribution; and

                  (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code
                           Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Profits" and "Losses" or Section 4.3(c) of the Company Agreement, provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph
                           (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

          If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

          "Hess" means Amerada Hess Corporation, a Delaware corporation.

          "Hess Guarantee" means the guarantee to be issued by Hess substantially in the form of Exhibit G to the Asset Purchase and Contribution Agreement.

          "Hess Parties" means HOVIC and any of its Affiliates that is a party to a Related Agreement.

          "HOVIC" means Hess Oil Virgin Islands Corp., a U.S. Virgin Islands corporation.

          "HOVIC Fixed Debt Liability" has the meaning specified in Section 11.2(f) of the Asset Purchase and Contribution Agreement.

          "HOVIC Stock" has the meaning specified in Section 3.19(a) of the Asset Purchase and Contribution Agreement.

          "Hydrocarbon Recovery Project" means the investigation, monitoring, cleanup, remediation and containment of groundwater which has been contaminated by Releases of hydrocarbons from the Assets, as currently described in the report entitled "Status Report HOVIC Hydrocarbon Recovery Project" dated February 1998 attached as Exhibit T to the Asset Purchase and Contribution Agreement and as currently identified in the map attached as Exhibit U to the Asset Purchase and Contribution Agreement, and currently using recovery, sampling and monitoring wells, the present locations of which are shown on
Exhibit V to the Asset Purchase and Contribution Agreement. The Hydrocarbon Recovery Project does not include remediation of contaminated soils or measures designed to prevent the Release of Chemical Substances from the Assets, nor does it include monitoring wells which are used to meet regulatory requirements for release detection from operating waste management units, underground product storage tanks, or process units or product or raw material storage units, such as requirements under 40 CFR 264.97-264.99, or 40 CFR 280.43. To the extent that soils were contaminated by Releases prior to the Effective Time, such soils will be addressed pursuant to Section 10.10(d) and Section 10.10(h) of the Asset Purchase and Contribution Agreement.

          "IAS" means International Accounting Standards promulgated by the International Accounting Standards Committee.

          "Incentive Plans" has the meaning specified in Section 9.10 of the Asset Purchase and Contribution Agreement.

          "Income Statements" means the audited HOVIC statements of income for the years ended December 31, 1996 and 1997, included in Schedule 3.4(a) to the Asset Purchase and Contribution Agreement.

          "Indebtedness" means obligations of a Person for borrowed money and Capitalized Lease Obligations.

          "Initial Officers" has the meaning specified in Section 6.2(a) of the Company Agreement.

          "Initial Period" has the meaning specified in Section 5.1(a) of the Company Agreement.

          "Inspector" means one or more nationally recognized firms of independent oil inspectors mutually agreed by PDVSA V.I. and HOVIC.

          "Intellectual Property" means (i) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing; (ii) inventions, discoveries and ideas, whether patentable or not; (iii) patents, applications for patents, inventors' certificates and invention disclosures; (iv) non-public information, trade secrets and confidential information and rights to limit the use or disclosure thereof by any person; (v) writings and other works, whether copyrightable or not; (vi) copyrights, mask works, registrations or applications for registration of copyrights or mask work rights, and any renewals or extensions thereof; (vii) rights, title and interest in know-how, technical information, processes, practices and systems, whether or not protectable by patent, copyright or trade secret law; and (viii) any similar intellectual property or proprietary rights.

          "Intellectual Property Assets" means the Intellectual Property owned by HOVIC and used in the conduct of the Refinery Business, which is listed on
Schedule 2.1(j) to the Asset Purchase and Contribution Agreement.

          "Intellectual Property Rights License Agreement" means the license agreement to be entered into between the Company and Affiliates of HOVIC, substantially in the form of Exhibit F to the Asset Purchase and Contribution Agreement.

          "Interest" means the ownership interest in the Company held by any Member, including (i) any and all benefits to which such Member is entitled as provided in the Company Agreement and (ii) all obligations of such Member pursuant to the Company Agreement.

          "Investment Default" has the meaning specified in Section 3.4 of the Company Agreement.

          "Issuance Items" has the meaning specified in Section 4.3(h) of the Company Agreement.

          "Judgments" means any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, settlement agreements or awards of any Authority or arbitrator.

          "Leased Property" means all Real Property Assets that are leased or licensed by HOVIC as lessee or licensee.

          "Legal Requirements" means any and all applicable (i) federal, territorial, state, local and foreign laws, ordinances, regulations, (ii) codes, standards, rules, requirements, orders and criteria issued under any federal, territorial, state, local or foreign laws, ordinances or regulations and (iii) Judgments, in each case, of the United States of America, the Republic of Venezuela or any other relevant jurisdiction.

          "Liabilities" means all liabilities or obligations and Damages arising therefrom or relating thereto (whether known, unknown, absolute, contingent or otherwise).

          "Licensed Intellectual Property" means the Intellectual Property specified in Schedule 3.11(b) to the Asset Purchase and Contribution Agreement, which Intellectual Property will be made available to the Company pursuant to the Intellectual Property Rights License Agreement.

          "Lien" means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien, and any security or similar agreement of any kind or nature whatsoever.

          "Liquidation Distributions" means distributions made to the Members from the proceeds of the liquidation of the Property in connection with the winding up and dissolution of the Company pursuant to Article IX of the Company Agreement.

          "Liquidation Period" has the meaning specified in Section 9.2(f) of the Company Agreement.

          "Liquidator" has the meaning specified in Section 9.2(a) of the Company Agreement.

          "Losses" has the meaning set forth in the definition of "Profits and Losses."

          "Managing Representatives" has the meaning specified in Section 6.4(e) of the Company Agreement.

          "Material Adverse Change" means any change giving rise to a Material Adverse Effect.

          "Material Adverse Effect" means a material adverse effect on the operations or financial condition of the Refinery Business or in the condition of the Assets taken as a whole.

          "Material Breach" means a breach by a Member of any of its material obligations under the Company Agreement in any material respect, including, without limitation, an Investment Default or any action by a Member contrary to
Section 5.1, Section 6.1(a) or Section 7.5 or Article VIII of the Company Agreement.

          "Material Contract" means any Contract of HOVIC or HOVIC and its Affiliates (other than the Shared Contracts to which HOVIC is not a party) associated with the Refinery Business that meets one or more of the following criteria: (i) such Contract (other than with respect to hydrocarbons) contemplates payments or deliveries during any twelve (12) month period by or to HOVIC (or by or to the Company upon assignment from HOVIC) with a value in excess of $1,000,000, (ii) with respect to Contracts for the purchase of crude oil and feedstocks, such Contract contemplates payments during any twelve (12) month period by HOVIC in excess of $60,000,000, (iii) with respect to Contracts for the sale of finished refinery products, such Contract contemplates deliveries during any twelve (12) month period by HOVIC with a value in excess of $20,000,000, (iv) such Contract cannot be terminated by HOVIC (or by the Company upon assignment from HOVIC) without liability upon less than one year's notice and such contract involves annual payments by or to HOVIC in excess of $100,000 and has a remaining term as of the date hereof in excess of one year, (v) such Contract places any restrictions upon the lines of business or geographic areas in which HOVIC (or the Company upon assignment from HOVIC) may operate the Refinery Business or the right of the Refinery Business to compete with any Person or business and cannot be terminated by HOVIC (or by the Company upon assignment from HOVIC) without liability upon less than ninety (90) days' notice, (vi) such Contract is otherwise of a nature such that its termination would have a Material Adverse Effect, (vii) such Contract is a collective bargaining agreement with any labor union or other representative of employees or (viii) such Contract provides for the provision of material services to HOVIC by Third Party Personnel.

          "mbcd" means thousands of barrels per calendar day.

          "Member" and "Members" have the meanings specified in the preamble to the Company Agreement.

          "Member Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" in Section 1.704-2(b)(4) of the Regulations.

          "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

          "Member Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

          "Merey Agreement" means the Merey Crude Oil Supply Agreement, to be entered into by the Company and Petromar, substantially in the form of Exhibit M to the Asset Purchase and Contribution Agreement.

          "Merey Crude Oil" shall have the meaning ascribed to it in the Merey Agreement.

          "Mesa Agreement" means the Mesa Crude Oil Supply Agreement, to be entered into by the Company and Petromar, substantially in the form of Exhibit L to the Asset Purchase and Contribution Agreement.

          "Mesa Crude Oil" shall have the meaning ascribed to it in the Mesa Agreement.

          "MPA" has the meaning specified in Section 6.3(h) of the Asset Purchase and Contribution Agreement.

          "MSRC" has the meaning specified in Section 11.2(f) of the Asset Purchase and Contribution Agreement.

          "MSRC Agreement" has the meaning specified in Section 11.2(f) of the Asset Purchase and Contribution Agreement.

          "Net Working Capital Valuation Methodology" means the methodology contained in Exhibit K to the Asset Purchase and Contribution Agreement.

          "Non-Subject Member" has the meaning specified in Section 8.4(a) of the Company Agreement.

          "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

          "Note" means the note to be issued by PDVSA V.I. and guaranteed by PDVSA, substantially in the form of Exhibit D to the Asset Purchase and Contribution Agreement.

          "Note Rate" means the market interest rate, five days prior to the Closing Date, for debt obligations of PDVSA Finance Limited, adjusted to reflect an average life and compounding convention comparable to the Note, as agreed by PDVSA V.I. and HOVIC, plus 40 basis points; provided, however, that if PDVSA V.I. and HOVIC are unable to so agree, they shall appoint a mutually acceptable investment bank to determine such rate and such bank's determination shall be binding upon them.

          "Offeree Member" has the meaning specified in Section 8.2(d) of the Company Agreement.

          "Offeree Member Acceptance Notice" has the meaning specified in
Section 8.2(d) of the Company Agreement.

          "Offeree Member Response Date" has the meaning specified in Section 8.2(d) of the Company Agreement.

          "Offer Notice" has the meaning specified in Section 8.2(d) of the Company Agreement.

          "Operations Advisory Committee" has the meaning specified in Section
6.7 of the Company Agreement.

          "PDVSA" means Petroleos de Venezuela, S.A., a Venezuelan corporation.

          "PDVSA APCA Guarantee" means the guarantee to be issued by PDVSA, substantially in the Form of Exhibit I to the Asset Purchase and Contribution Agreement.

          "PDVSA Finance Limited" means PDVSA Finance Limited, a company limited by shares organized under the law of the Cayman Islands and a wholly-owned subsidiary of PDVSA.

          "PDVSA Parties" means PDVSA V.I. and any of its Affiliates that is a party to a Related Agreement.

          "PDVSA Related Agreements Guarantee" means the guarantee to be issued by PDVSA, substantially in the Form of Exhibit J to the Asset Purchase and Contribution Agreement.

          "PDVSA V.I." means PDVSA V.I. Inc., a U.S. Virgin Islands corporation.

          "Percentage Interests" means fifty percent (50%) for PDVSA V.I. and fifty percent (50%) for HOVIC or the Percentage Interest of such Member as adjusted pursuant to Section 3.7(f) of the Company Agreement.

          "Permits" means any and all permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses relating to compliance with any Legal Requirement.

          "Permitted Encumbrances" means (i) liens for taxes or charges of any Authority (including in connection with worker's compensation, unemployment insurance and social security benefits) not yet due or which are being contested in good faith by appropriate proceedings diligently conducted, (ii) mechanics', materialmen's, carriers', landlords', warehousemen's and similar liens not of record or such liens that are of record but which are being contested in good faith by appropriate proceedings diligently conducted, (iii) judgment liens with respect to Judgments which the transferor is in good faith appealing by appropriate proceedings diligently conducted, for which the transferor has obtained a stay of execution pending such appeal (the liens identified in (i), (ii) and (iii) collectively, the "Special Permitted Encumbrances"), (iv) easements, covenants, rights of way, mineral rights, royalty interests in minerals, licenses, and real property leases, all of which are of record; encroachments, imperfections of title and restrictions and subordination or other agreements relating thereto which (in each case in this clause (iv)) do not materially interfere with or materially impair current or intended use or operation of the property affected thereby and (v) Legal Requirements relating to zoning, building and other restrictions which do not materially interfere with or materially impair the current or intended use or operation of the property affected thereby.

          "Person" means an individual or a corporation, partnership, trust, limited liability company, unincorporated organization, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

          "Petromar" means Petroleum Marketing International (Petromar) A.V.V., a company organized under the laws of Aruba and a wholly-owned subsidiary of PDVSA.

          "Pipelines" means the pipelines and the pumping stations specified in
Schedule 2.1(c) to the Asset Purchase and Contribution Agreement.

          "Pre-Closing Environmental Liabilities and Costs" means any (i) Environmental Claims arising from or relating to acts, events, Releases or exposures to Chemical Substances occurring or existing prior to or as of the Effective Time, (ii) Environmental Cleanup Liabilities arising from or relating to Releases occurring or existing prior to or as of the Effective Time at, on or migrating from the Assets, (iii) Environmental Compliance Costs and (iv) the Scheduled Liabilities; provided, however, that Pre-Closing Environmental Liabilities and Costs shall not include claims to the extent that they arise from or relate to acts, events, Releases or exposures to Chemical Substances occurring or existing prior to or as of the Effective Time for third party property damage, for personal injury or death, which shall constitute Retained Liabilities. Where claims arise from acts, events, claims, Releases or exposures to Chemical Substances occurring in part before and in part following the Effective Time, such claims shall constitute in part Pre-Closing Environmental Liabilities and Costs (or Retained Liabilities as appropriate) and in part Assumed Liabilities each in proportion to the extent of exposure or occurrence relating to the period prior to and following the Effective Time. For the purposes of determining whether matters involving the actual, threatened or alleged Release of, exposure to or contamination by Chemical Substances are Pre-Closing Environmental Liabilities and Costs, the relevant event or occurrence shall be deemed to be the Release of, exposure to or contamination by the Chemical Substance and not the onset or discovery of any alleged physical, chemical or biological response thereto. Except as otherwise provided in Section
10.12 of the Asset Purchase and Contribution Agreement, and notwithstanding clauses (i), (ii), (iii) or (iv) above, Pre-Closing Environmental Liabilities and Costs and other Retained Liabilities arising under Environmental, Health and Safety Laws shall not include Liability or Damages to the extent arising from
(x) any Capital Upgrade after the Effective Time, (y) any accident, fire, explosion, collapse, mechanical failure, casualty, acute injury or Release of any Chemical Substance that occurs after the Effective Time, and (z) any Liability arising under any Environmental Health and Safety Law that would not have arisen but for a change in an Environmental Health and Safety Law that takes place after the Effective Time. Notwithstanding anything else contained in the Asset Purchase and Contribution Agreement, (I) matters subject to clauses
(x) and (z) shall be Assumed Liabilities of the Company and (II) matters subject to clause (y) shall be Assumed Liabilities of the Company except to the extent they are caused by a breach by HOVIC of its representations and warranties in the Asset Purchase and Contribution Agreement (except those set out in Section
3.18 of that Agreement).

          "Pre-Closing Grievance" has the meaning specified in Section 9.9(b) of the Asset Purchase and Contribution Agreement.

          "Prior VI Obligations" means all amounts to be paid by HOVIC to the Government of the U.S. Virgin Islands in respect of Property Taxes pursuant to numbered paragraph 4(ii) of the Restated Second Extension and Amendment Agreement, dated July 27, 1990, to the Concession Agreement.

          "Proceeding" and "Proceedings" shall have the meanings specified in
Section 3.8 of the Asset Purchase and Contribution Agreement.

          "Product Sales Agreements" means the product sales agreements to be entered into by the Company and the purchasers identified therein, substantially in the form of Exhibit O to the Asset Purchase and Contribution Agreement.

          "Profits" and "Losses" mean, for each Allocation Year, an amount equal to the Company's taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

                  (i) Any income of the Company that is exempt from U.S. Virgin Islands income tax (including income exempt under the Concession Agreement) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

                  (ii)     Any expenditures of the Company described in Code
                           Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations
                           Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

                  (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or
                           (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses;

                  (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. Virgin Islands income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

                  (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

                  (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

                  (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 or Section 4.4 of the Company Agreement shall not be taken into account in computing Profits or Losses.

          The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 4.3 and 4.4 of the Company Agreement shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

          "Property" means all assets and property owned by the Company and any improvements thereto, including cash, real property, personal property and intangible property.

          "Property Taxes" means any and all ad valorem taxes, real property taxes, personal property taxes, and similar obligations.

          "Proposed Amendment" shall have the meaning specified in Section 5.6(a) of the Asset Purchase and Contribution Agreement.

          "Proposed Budget" has the meaning specified in Section 6.12(a) of the Company Agreement.

          "Proposed Business Plan" has the meaning specified in Section 6.12(a) of the Company Agreement.

          "Qualified Bid" means with respect to the Coker Project other than the Related Coker Facilities, each of the lump-sum bid of Bechtel International, Inc. and the lump-sum bid of Foster Wheeler USA Corporation, each dated October 5, 1998, and included in the Coker Project EPC Proposals, and with respect to the Related Coker Facilities, a bid from a Qualified Bidder for the engineering, procurement and construction required for the Related Coker Facilities.

          "Qualified Bidder" means a contractor listed on Schedule 7.8 to the Company Agreement (or such other contractor as may be selected by mutual agreement of HOVIC and PDVSA V.I.).

          "Qualified Plan" has the meaning specified in Section 3.13(a) of the Asset Purchase and Contribution Agreement.

          "Qualified Purchaser" means a Person that (i) is organized under the law of a U.S. state, or any U.S. territory or possession, (ii) has as one of its principal lines of business, either directly or on a consolidated basis with all entities directly or indirectly controlling such Person, the oil, energy and/or petrochemicals business and (iii) has (or whose obligations under the Company Agreement will be guaranteed by a Person which has) a long-term debt rating of at least investment grade by Standard & Poor's Ratings Group or Moody's Investors Service, or, if neither of such entities have issued long-term debt ratings with respect to such Persons, creditworthiness consistent with such investment grade debt ratings.

          "RCRA" means the Resource Conservation and Recovery Act.

          "Real Property Assets" means the real or immovable property (including the docks and related facilities) listed on Schedule 2.1(a) to the Asset Purchase and Contribution Agreement, and any appurtenances related thereto.

          "Real Property Conveyances" means the assignments and assumptions of leases and contracts required to be recorded in connection with the transfer of Real Property Assets.

          "Redirected Distributions" has the meaning specified in Section 3.5(b) of the Company Agreement.

          "Refinery" means the crude oil refining facilities used by HOVIC in St. Croix, U.S. Virgin Islands prior to and at the Effective Time and such facilities as used by the Company after the Effective Time (including the coker to be constructed and the improvements to be made pursuant to the Coker Project), as the context requires.

          "Refinery Business" means the business conducted by HOVIC using the Assets prior to and at the Effective Time and by the Company after the Effective Time, as the context requires.

          "Regulations" means the U.S. Federal Income Tax Regulations, as amended, including Temporary Regulations, promulgated under the Code as in effect in the U.S. Virgin Islands under the so-called "Mirror Code" legislative provisions.

          "Regulatory Allocations" has the meaning specified in Section 4.4 of the Company Agreement.

          "Related Agreements" means the Asset Purchase and Contribution Agreement, the Company Agreement, the Real Property Conveyances, the Crude Oil Supply Agreements, the Services Agreement, the Product Sales Agreements, the Intellectual Property Rights License Agreement, the Bareboat Charter Agreements, the PDVSA APCA Guarantee, the Hess APCA Guarantee, the PDVSA Related Agreements Guarantee, the Hess Related Agreements Guarantee, the Security Agreement, the Note and the Contingency Amount Note, each to be entered into by the parties listed therein; provided, however, that for purposes of any of the Related Agreements, the term "Related Agreements" shall not include such Related Agreement.

          "Related Coker Facilities" means the coke storage and loading facilities and the offsite facilities in connection with the Coker Project.

          "Release" means any release, spill, emission (permitted or otherwise), leaking, pumping, injection, deposit, disposal, dumping, discharge (permitted or otherwise), dispersal, leaching, escaping, emanation or migration of any Chemical Substance in, into or onto the Environment, including the uncontrolled movement of any Chemical Substance through or in the Environment, or the abandonment or discarding of barrels, containers or other receptacles containing any Chemical Substance, exposure of any type in any workplace, any release as defined under CERCLA or any other Environmental, Health and Safety Law, and any deleterious or noxious noise or odor emission.

          "Remedial Work" means any investigation, monitoring, clean-up, containment, restoration, remedial or removal work relating to Chemical Substances that is required by any Authority, judicial order or decree pursuant to any Environmental Health and Safety Law.

          "Representatives" has the meaning specified in Section 6.1(b) of the Company Agreement.

          "Restricted Amount" has the meaning specified in Section 5.7 of the Company Agreement

          "Restricted Information" means (a) all information and materials relating to the financial, tax and marketing affairs of the Company which are disclosed to a Member in connection with the Company Business or otherwise, and
(b) Intellectual Property available to the Company pursuant to (x) a third-party license agreement that does not permit sub-licensing or disclosure by the Company or (y) the Intellectual Property Rights License Agreement.

          "Restricted Period" has the meaning specified in Section 8.1 of the Company Agreement.

          "Retained Liabilities" means all Liabilities associated with the Assets or the Refinery Business other than the Assumed Liabilities.

          "Retained Subsidiaries" means the subsidiaries of HOVIC specified in
Schedule 3.19 to the Asset Purchase and Contribution Agreement.

          "Returns" means any and all returns, statements, forms and reports for Taxes.

          "Sale Materials" has the meaning specified in Section 8.2(g) of the Company Agreement.

          "Scheduled Liabilities" means the matters specified in Schedule 2.4 to the Asset Purchase and Contribution Agreement.

          "Secretary" has the meaning specified in Section 6.4(a) of the Company Agreement.

          "Security Agreement" means the Pledge and Security Agreement of PDVSA V.I. in favor of HOVIC relating to PDVSA V.I.'s interest in the Company, substantially in the form of Exhibit C to the Asset Purchase and Contribution Agreement.

          "Selling Member's Price" has the meaning specified in Section 8.2(d) of the Company Agreement.

          "Selling Member" has the meaning specified in Section 8.2(d) of the Company Agreement.

          "Selling Member Offer Notice" has the meaning specified in Section 8.2(d) of the Company Agreement.

          "Senior Deadlock Committee" has the meaning specified in Section 6.11(b) of the Company Agreement.

          "Services Agreement" means the services agreement to be entered into between the Company and Hess, substantially in the form of Exhibit N to the Asset Purchase and Contribution Agreement.

          "Shared Contracts" means the Contracts to which HOVIC or one or more of its Affiliates is a party as of the Effective Time and which relate partly to the Refinery Business and partly to the businesses of HOVIC's Affiliates, including without limitation those material to the Refinery Business which are specified in Schedule 8.4 to the Asset Purchase and Contribution Agreement.

          "Spare Parts, Supplies, Catalysts and Precious Metals" means (i) HOVIC's inventories of materials and supplies, and spare parts and other items used in or useful to the Refinery Business, wherever located, as of the Effective Time and (ii) HOVIC's catalysts and precious metals stored at the Facilities or elsewhere as of the Effective Time for future use in the Refinery Business.

          "Special Permitted Encumbrances" has the meaning specified in the definition of Permitted Encumbrances.

          "Storage Agreement" shall have the meaning specified in Section 7.9 of the Company Agreement.

          "Subject Member" has the meaning specified in Section 8.4(a) of the Company Agreement.

          "SWMUs" means solid waste management units as specified in Section 3004(u) of RCRA.

          "Tax Committee" means a committee that shall consist of one representative appointed by each Member, which shall act in accordance with the following guidelines: (i) the Tax Committee shall meet at least twice annually;
(ii) at least one representative or tax advisor who is knowledgeable in U.S. federal income taxation matters shall attend each meeting on behalf of each Member; and (iii) the Tax Committee shall act by unanimous agreement.

          "Tax Matters Partner" has the meaning specified in Section 7.3(c) of the Company Agreement.

          "Taxes" means any income, sales, use, excise, stock, stamp, document, filing, recording, registration, authorization and similar taxes, fees and charges, and Property Taxes, including any interest or penalties attributable thereto, imposed by any Authority.

          "Third Party Personnel" means any Person not employed by HOVIC who provides, or who has provided, services to HOVIC pursuant to any Contract between HOVIC and the employer of such Person under which, during the preceding twelve (12) month period, HOVIC purchased services at a cost in excess of $200,000.

          "Transfer" has the meaning specified in Section 8.1 of the Company Agreement.

          "Transferred Employees" shall have the meaning specified in Section 9.1(a) of the Asset Purchase and Contribution Agreement.

          "Voluntary Bankruptcy" means, with respect to any Person, an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any Legal Requirement relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above.

          "Waste" means any Chemical Substance, if, when and to the extent that such Chemical Substance has become defined or subject to regulation as a solid, industrial or hazardous waste under any Environmental, Health and Safety Law.